UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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LTC Properties, Inc.
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FORWARD-LOOKING STATEMENTS

This proxy statement includes statements that are not purely historical and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this proxy statement are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Please see our company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward-looking statements included in this proxy statement are based on information available to our company on the date hereof, and we assume no obligation to update such forward-looking statements. Although our company’s management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by our company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.

WEBSITe REFERENcES

References to our website through this proxy statement are provided for convenience only and the content on our website does not constitute a part of, and shall not be deemed incorporated by reference into, this proxy statement.

WELCOME FROM THE CHAIR AND CEO

On behalf of the Board of Directors, I present to you the 2024 Proxy Statement. We thank you for your ongoing support.

Last year was a significant year for LTC, demonstrating our commitment to optimizing our portfolio while positioning ourselves for growth.

We completed $262 million in investments, the largest investment year since 2015, while generating nearly $90 million in sales and mezzanine loan proceeds. In the meantime, we were laser-focused on asset management and strengthening our portfolio.

We successfully restructured our 35-property Brookdale portfolio. By re-leasing, transferring, and selling properties, we not only optimized our asset base but also enhanced our revenue stream, demonstrating our agility and strategic foresight in navigating market dynamics.

Our financial health remains robust, with liquidity of approximately $194 million at December 31, 2023, comprised of cash on hand, available lines of credit, and amounts available under our ATM. We are well positioned to seize new investment opportunities and to deliver value to our shareholders, as evidenced in our consistent monthly dividend.

From a governance perspective, as we bid farewell to Devra Shapiro and James Pieczynski we express our gratitude for their many years of dedicated service. We are pleased to welcome David Gruber to our Board. He brings a multi-decade career in investment banking and capital markets experience, plus a longstanding working relationship with LTC. Additionally, Brad Preber has been nominated to the Board. His expertise in leadership of a public accounting firm, including risk assessment and cybersecurity oversight, further strengthens our governance structure.

We remain optimistic about the future, buoyed by our ability to execute strategic transactions, maintain a strong balance sheet, and foster enduring relationships with our operators. Our agility, creativity, and focus on collaborative solutions underscore our commitment to creating shareholder value.

In closing, I am immensely proud of our accomplishments in 2023 and optimistic about the opportunities that lie ahead. I look forward to sharing our progress in the coming months and am grateful for your support.

Wendy Simpson
Chairman of the Board of Directors and Chief Executive Officer

WENDY SIMPSON Chairman and Chief Executive Officer

“2023 was a year of execution for LTC. Due to the hard work of our team we resolved many of the portfolio challenges we faced during the year.”

NOTICE OF ANNUAL MEETING of stockholders

Date Wednesday May 22, 2024	Time 5:00 p.m. (Pacific Time)	Place www.virtualshareholdermeeting.com/ LTC2024	Record Date The close of business on April 8, 2024

The 2024 Annual Meeting of Stockholders of LTC Properties, Inc. will be held virtually, via live webcast, on Wednesday, May 22, 2024 at 5:00 p.m., Pacific Time, at www.virtualshareholdermeeting.com/LTC2024 to conduct the following items of business:

1. To elect six directors to serve on the Board of Directors for the ensuing year and until the election and qualification of their respective successors.
2. To approve, on an advisory basis, the compensation of the named executive officers.
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2024.
4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please Vote

Whether or not you plan to attend the 2024 Annual Meeting virtually, please vote as promptly as possible.

Vote by Internet	Vote by Phone – 1-800-690-6903	Vote by Mail

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Transmit your voting instructions by telephone up until 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you call and then follow the instructions.

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Voting instructions must be received by 11:59 p.m. Eastern Time on May 21, 2024.

By Order of the Board of Directors,

Pamela J. Shelley-Kessler Co-President, Chief Financial Officer and Corporate Secretary April 16, 2024	◆

Important notice regarding the availability of proxy materials for the Stockholder Meeting to be held on May 22, 2024—the Proxy Statement and the 2023 Annual Report are available at http://materials.proxyvote.com/502175.

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PROXY SUMMARY

PROXY SUMMARY

Voting Matters

This proxy summary highlights information regarding LTC Properties, Inc. and certain information included elsewhere in this proxy statement. You should read the entire proxy statement before voting.

	Board Recommendation	Read More
Proposal 1. To elect six directors to serve on the Board of Directors for the ensuing year and until the election and qualification of their respective successors.	FOR each director nominee	Page 8
Proposal 2. To approve, on an advisory basis, the compensation of the named executive officers.	FOR	Page 28
Proposal 3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2024.	FOR	Page 29

The approximate date on which this proxy statement and the form of proxy are first being made available to stockholders is April 16, 2024.

Unless the context requires otherwise, references in this proxy statement to “LTC,” “we ,” “us,” “our,” “company,” and similar terms refer to LTC Properties, Inc. and its consolidated subsidiaries.

LTC PROPERTIES, INC.	1	2024 PROXY STATEMENT

PROXY SUMMARY

Board Composition as of December 31, 2023

Board Member	Occupation	Committee Memberships					Independent
		AC	CC	ESGC	IC	NCGC
Cornelia Cheng Director since 2021 Age 56	Independent Consultant		◆	◆	◆		X
David L. Gruber Director since 2023 Age 54	Capital Markets and Investment Consultant, Venture Visionary Partners		◆	◆	◆		X
Boyd W. Hendrickson Director since 2005 Age 79	Former Chief Executive Officer, Skilled Healthcare Group, Inc.		◆		◆	◆	X
James J. Pieczynski Director since 2014 Age 61	Former Vice Chairman, PacWest Bancorp	◆		◆	◆		X
Devra G. Shapiro Director since 2009 Age 77	Former Chief Financial Officer, IPC Healthcare, Inc.	◆		◆		◆	X
Wendy L. Simpson Director since 1995 Age 75	Chairman of the Board of Directors and Chief Executive Officer, LTC Properties, Inc.
Timothy J. Triche, MD Director since 2000 Age 79	Director, Center for Personalized Medicine, Children’s Hospital, Los Angeles	◆	◆			◆	X

AC – Audit Committee    CC – Compensation Committee     ESGC – Environmental, Social, and Governance Committee

IC – Investment Committee    NCGC – Nominating and Corporate Governance Committee

◆ Member    ◆ Chairperson

LTC PROPERTIES, INC.	2	2024 PROXY STATEMENT

PROXY SUMMARY

Our Business

Headquartered in Westlake Village, California, LTC Properties, Inc. (NYSE: LTC) (“LTC” or the “Company”) is a real estate investment trust (“REIT”) investing in seniors housing and health care properties primarily through sale-leasebacks, mortgage financing, joint ventures, construction financing and structured finance solutions including preferred equity and mezzanine lending.

Based on our gross real estate investments, LTC’s investment portfolio is approximately 50% seniors housing and 50% skilled nursing properties financed through equity issuances and a variety of debt instruments. The diversification not only mitigates risks but also enhances our ability to capitalize on opportunities across different markets.

◆

Our main objective is to build on our existing portfolio that creates and sustains shareholder value while providing current distribution income. To meet this objective, we strive to maintain a diversified portfolio by property type, operator concentration, geography and investment vehicles.

◆

LTC PROPERTIES, INC.	3	2024 PROXY STATEMENT

PROXY SUMMARY

Portfolio Distribution by State as of December 31, 2023

.

26	202	30
STATES	PROPERTIES	OPERATORS

AL 1 Skilled Nursing	AZ 3 Skilled Nursing	CA 3 Assisted Living 1 Skilled Nursing	CO 13 Assisted Living	FL 4 Assisted Living 7 Skilled Nursing	GA 3 Assisted Living

IL 5 Assisted Living 1 Skilled Nursing	KS 8 Assisted Living	KY 2 Skilled Nursing	LA 1 Skilled Nursing	MI 2 Assisted Living 22 Skilled Nursing	MO 1 Assisted Living 2 Skilled Nursing

MT 2 Assisted Living	NV 1 Other	NJ 3 Assisted Living	NM 5 Skilled Nursing	NC 33 Assisted Living	OH 8 Assisted Living 2 Skilled Nursing

OK 5 Assisted Living	OR 5 Assisted Living 1 Skilled Nursing	SC 3 Assisted Living 2 Skilled Nursing	TN 2 Skilled Nursing	TX 17 Assisted Living 20 Skilled Nursing	VA 4 Skilled Nursing

WA 2 Assisted Living	WI 7 Assisted Living 1 Skilled Nursing

LTC PROPERTIES, INC.	4	2024 PROXY STATEMENT

PROXY SUMMARY

2023 Business Highlights

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Completed $262 million in investments, our most successful year since 2015.
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Generated $76 million in sales proceeds, resulting in net gains of $37 million.
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Received nearly $11.8 million in mezzanine loan payoffs, generating $1.6 million of exit IRR income at a weighted average of 12%.
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Reduced leverage ahead of street expectations.

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Executed on the strategy of strengthening and optimizing LTC’s portfolio.
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Transitioned the Brookdale portfolio, resulting in more future revenue than generated from the original lease.
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Improved contractual revenue collection due to LTC compared with last year.

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More than 4.1 million Americans will turn 65 each year through 2027, which is more than 11,200 every day(1) – generating demand for years to come.
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The U.S. adult population age 85+ is rapidly growing, expected to hit 11 million by 2035 and surpass 17 million by 2050.(2)

Corporate Governance Highlights

◆ ◆	◆
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We maintain a separate “lead independent director” role in our leadership structure for the Board of Directors (the “Board”).
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Each committee of the Board is comprised solely of independent directors.
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All directors stand for election on an annual basis.
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Directors are elected by a majority of votes cast in uncontested elections, and any director who does not receive a majority of votes cast is required to submit his or her resignation for consideration by the Board.

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Board and committee performance is reviewed in an annual self-assessment, with results reported to, and evaluated by, the full Board.
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Lead independent director has the authority to call meetings of independent directors, and presides at executive sessions of the independent directors.
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Stock ownership guidelines for executive officers further align their personal wealth with the long-term performance of our company.

_______________

(1)	Fichtner, Jason. “The Peak 65 Zone is Here.” Retirement Income institute, Jan. 2024.
(2)	U.S. Census Bureau, Population Division. “Projected Population by Age Group and Sex for the United States, Main Series: 2022 - 2100.” November 2023.

LTC PROPERTIES, INC.	5	2024 PROXY STATEMENT

PROXY SUMMARY

Executive Compensation Highlights

KEY ELEMENTS AND ALIGNMENT TO COMPENSATION PROGRAM OBJECTIVES

	Attract, Motivate and Retain Qualified Key Executives	Align Executives’ Financial Interests with Stockholders	Reward Company and Individual Performance and Effort
Base Salary	◆
Annual Bonuses			◆
Long-term Equity Incentives		◆
Severance	◆

Compensation Practices

What We Do	What We Do Not Do
◆
All members of our Compensation Committee are independent.
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We have double-trigger change in control arrangements.
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Clawback provisions provide our company with recourse in the event of material non-compliance with a financial reporting requirement that leads to a restatement.
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Restricted stock awards with long-term vesting periods provide executive officers with an incentive to make decisions that contribute to the long-term performance of our company.
◆ No pledging or hedging of our stock by directors, executives or employees. ◆ No excise tax gross-ups upon a change in control.

LTC PROPERTIES, INC.	6	2024 PROXY STATEMENT

PROXY SUMMARY

ESG Highlights: Purposeful and Disciplined Approach

Visit our website to learn more about our ESG initiatives: www.LTCreit.com /ESG	◆

“We believe that our responsibilities as a corporate citizen are firmly aligned with our core business philosophy and recognize the importance of sharing more information about our activities and future goals to generate a deeper understanding of our business and our impact on society.”

–  WENDY SIMPSON
Chairman and Chief Executive Officer

◆

We have operated successfully through decades of fluctuating market and real estate cycles, consistently maintaining a steady hand on the tiller. This success was borne out of the multi-stakeholder approach we have utilized throughout our more than 30-year history. It underpins our corporate strategy, as well as our focus on long-term value creation for our operators, investors, employees, community partners, and other stakeholders. That has been our history.

In 2023, we released our inaugural Environmental, Social and Governance (ESG) report. This first report is an important milestone in LTC’s corporate responsibility journey and creates a foundation for continued improvement.

LTC PROPERTIES, INC.	7	2024 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

PROPOSAL 1

ELECTION OF DIRECTORS

Six directors will be elected at the 2024 Annual Meeting of Stockholders. Each person elected as a director will hold office until the 2025 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified.

The terms of James Pieczynski and Devra Shapiro will expire with the 2024 Annual Meeting. The Board of Directors thanks Mr. Pieczynski and Ms. Shapiro for their many years of service.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated for election at the 2024 Annual Meeting:

◆

	Cornelia Cheng	David L. Gruber	Boyd W. Hendrickson
	Bradley J. Preber	Wendy L. Simpson	Timothy J. Triche, MD

If elected, Mr. Preber will be a new director. Each of the other nominees is currently a director of our company, including Mr. Gruber, who became a director in July 2023.

The six director nominees, their business experience, and specific qualifications, attributes, or skills to serve as director, are set forth below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR.

LTC PROPERTIES, INC.	8	2024 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

Cornelia Cheng	Director since 2021	Age: 56

Reason for Nomination: Ms. Cheng’s Board-level ESG experience, financial services leadership across several roles, companies and industries, including health care and REITs, and extensive debt capital markets knowledge, qualify her to serve on the Board of Directors of LTC.

Background: Ms. Cheng is an independent consultant. From April 2022 to November 2023, Ms. Cheng was the Managing Director, Western Region, for MGG Investment Group LP (“MGG”). In that role, she was responsible for originating, underwriting and managing senior debt, unitranche, mezzanine and minority equity investments. She also was a member of MGG’s ESG Committee. Prior to joining MGG, Ms. Cheng was Managing Director, Western Region Investments, for Brightwood Capital Advisors, LLC (“Brightwood”), a direct lending fund, between August 2019 and April 2022. In that role with Brightwood, Ms. Cheng focused on a range of debt and minority equity growth capital across five industry verticals: Health Care Services, Business Services, Technology/Media/Telecom, Franchising, and Transportation & Logistics. Prior to joining Brightwood, Ms. Cheng served as an independent consultant between January 2019 and August 2019. Ms. Cheng also has held various financial leadership positions for Prudential Capital Group, CIBC World Markets, and First Interstate Bank.

Other Directorships: Ms. Cheng is on the Board of Directors of the Los Angeles Chapter of The Association for Corporate Growth where she chairs the Diversity, Equity and Inclusion Committee, co-chairs the Diversity, Equity and Inclusion taskforce, and is on each of the Executive, Communications, and Contents Committees.

David L. Gruber	Director since 2023	Age: 54

Reason for Nomination: Mr. Gruber’s service as an independent director of LTC since his appointment in July 2023 and his multi-decade investment banking and capital markets experience, qualify him to serve on the Board of Directors of LTC.

Background: Mr. Gruber has been a capital markets and investment consultant at Venture Visionary Partners since February 2024. Previously, until retiring in December 2022, he had a 25- year career with KeyBanc Capital Markets (“KeyBanc”) including as Managing Director, Head of Equity Capital Markets. At KeyBanc, he also chaired and was a member of its Equity Commitment and Capital Commitment Committees. His responsibilities at KeyBanc included involvement in corporate finance, the structuring and execution of various equity products, as well as governance, compliance, and risk management.

Other Directorships: Mr. Gruber is a member of the advisory board for Cleveland Central Catholic High School in Cleveland, Ohio, and has served on numerous nonprofit organization boards.

LTC PROPERTIES, INC.	9	2024 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

Boyd W. Hendrickson	Director since 2005	Age: 79

Reason for Nomination: Mr. Hendrickson’s service as lead independent director of LTC, knowledge about seniors housing care, including prior executive and director experience in a public company, and multiple decades of involvement in the health care industry, qualify him for service on the Board of Directors of LTC.

Background: From April 2002 to November 2013, Mr. Hendrickson served as Chief Executive Officer of Skilled Healthcare Group, Inc. (“SHG”), an NYSE-listed company with subsidiaries that owned and operated skilled nursing centers and assisted living communities. He also was a member of SHG’s Board of Directors for 10 years, including as Chairman for eight years. In February 2015, SHG was acquired by Genesis HealthCare, Inc. Prior to joining SHG, Mr. Hendrickson was President and Chief Executive Officer of Evergreen Healthcare, LLC, an operator of long-term health care facilities. Since 2005, he has served as a managing member of Executive Search Solutions, LLC, a provider of recruiting services to the health care services industry.

Other Directorships: Mr. Hendrickson is on the Board of Directors of Earthling Interactive, a private software development company.

Bradley J. Preber	Age: 64

Reason for Nomination: Mr. Preber’s forty years’ experience in financial and executive positions, including leadership of a public accounting firm, including responsibilities for risk assessment and cybersecurity oversight, and his ability to serve on our Audit Committee and as an audit committee financial expert, qualify him to serve on the Board of Directors of LTC.

Background; Mr. Preber was Chief Executive Officer of Grant Thornton LLP from June 2019 to August 2022. He also was on the Board of Directors of Grant Thornton from 2014 through 2022, including as its Chairman, from December 2018 to June 2019. While at Grant Thornton, he served on its Risk Committee and International Technology and Innovation Committee. Prior to becoming Chief Executive Officer of Grant Thornton, he led its Risk Advisory Services practice. Prior to joining Grant Thornton, he held roles in other national audit, tax and advisory firms, including as a partner responsible for accounting, financial reporting and controls. He also has been a member of the Center for Audit Quality since June 2019.

Other Directorships: Mr. Preber is a director and Chair of the Audit Committee of The Plaza Group, and a director for Dine Development Company, both private entities. Since January 2021, Mr. Preber also has been a Trustee for the University of New Mexico Foundation.

LTC PROPERTIES, INC.	10	2024 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

Wendy L. Simpson	Director since 1995	Age: 75

Reason for nomination: Ms. Simpson has served as a senior executive officer of LTC for more than two decades, including currently as Chairman and Chief Executive Officer. Ms. Simpson brings a deep understanding of our company’s historical and current business and financial operations, and is able to lead the Board of Directors in anticipating and responding to key company developments, challenges, and opportunities. Additionally, our Corporate Governance Guidelines state that our Chief Executive Officer shall be nominated to serve on the Board of Directors. These factors qualify her to serve on the Board of Directors of LTC.

Background: Ms. Simpson was appointed Chairman of the Board of Directors of LTC in August 2013, and has served as our Chief Executive Officer since March 2007. She also served as President of our company from October 2005 through May 2020, Chief Financial Officer from July 2000 through March 2007, Treasurer from January 2005 through March 2007, and Chief Operating Officer from October 2005 through March 2007. She also was Vice Chairman of the Board from April 2000 through October 2005.

Timothy J. Triche, MD	Director since 2000	Age: 79

Reason for nomination: Dr. Triche’s current and past executive and director experience with other health care companies, and his background in the health care industry, qualify him to serve on the Board of Directors of LTC.

Background: Dr. Triche has been director of the Center for Personalized Medicine at Children’s Hospital Los Angeles since July 2010, and previously was Chairman of the Department of Pathology and Laboratory Medicine at Children’s Hospital Los Angeles. He also has been a professor of pathology and pediatrics at the University of Southern California Keck School of Medicine in Los Angeles since 1988.

Other Directorships: Dr. Triche is on the Board of Directors of Avrok Biosciences, a private biotechnology company, and NanoValent Pharmaceuticals, a private nanotechnology company. He is the Chairman of the Board of Directors and Chief Medical Officer of InteroOme, a private company he founded.

If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of common stock represented by proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

Required Vote and Recommendations

As described under “Majority Voting” on page 67 of this proxy statement, a majority of the votes cast is required for the election of each director in an uncontested election, which is the case at the 2024 Annual Meeting. A majority of the votes cast means that the number of votes cast FOR a nominee must exceed the number of votes cast AGAINST that nominee. For purposes of the vote on Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the Board’s nominees unless contrary instructions or an abstention are indicated in the proxy.

LTC PROPERTIES, INC.	11	2024 PROXY STATEMENT

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Compensation for the Board of Directors currently consists of quarterly fees and periodic equity awards. One member of the Board, Ms. Simpson, is employed by our company and therefore is not entitled to receive additional compensation for her services as director. Compensation information related to Ms. Simpson is included in the discussion and tables related to executive compensation.

Director Compensation for the Year ended December 31, 2023

The following table presents information regarding the compensation earned by, or paid to, non-employee members of the Board for their services in 2023:

	Fees Earned or	Stock
Name	Paid in Cash	Awards(1)	Total
Cornelia Cheng	$95,000	$95,000	$190,000
David L. Gruber(2)	75,000	106,000	181,000
Boyd W. Hendrickson	105,000	95,000	200,000
James J. Pieczynski	95,000	95,000	190,000
Devra G. Shapiro	95,000	95,000	190,000
Timothy J. Triche	95,000	95,000	190,000
(1)	Please see “Equity Awards” below for the aggregate number of stock awards and option awards outstanding at year end. The Stock Awards reflect the fair value on the grant date of the stock awards and option awards granted. Under U.S. generally accepted accounting principles (“GAAP”), compensation expense with respect to stock awards and option awards granted is generally recognized over the vesting periods applicable to the awards. For a discussion of the assumptions and methodologies used to value the stock awards and option awards granted, refer to Note 10. Equity of Notes to Consolidated Financial Statements included in our company’s 2023 Annual Report on Form 10-K.
(2)	In connection with Mr. Gruber’s appointment to the Board in July 2023, the Compensation Committee granted 3,000 shares of restricted stock to Mr. Gruber at $35.45 per share.

QUARTERLY BOARD AND MEETING FEES

The following table represents the schedule of quarterly fees for each non-employee director in effect during 2023:

Type of Fee(1)	Amount
Quarterly Retainer	$15,000
Quarterly Lead Independent Director Retainer	2,500
Quarterly Audit Committee Chairman Retainer(2)	6,250
Quarterly Compensation Committee Chairman Retainer(2)	6,250
Quarterly Nominating and Corporate Governance Committee Chairman Retainer(2)	6,250
Quarterly ESG Committee Chairman Retainer(2)	6,250
Quarterly Committee Membership Fee (per Committee)	1,250
(1)	We reimburse non-employee directors for travel expenses incurred in connection with their duties as a director of our company. Travel expense reimbursements are not included in this table.
(2)	Committee Chairs do not receive an additional Committee Membership fee.

LTC PROPERTIES, INC.	12	2024 PROXY STATEMENT

DIRECTOR COMPENSATION

EQUITY AWARDS

Directors participate in the 2021 Equity Participation Plan, which permits the Compensation Committee to grant nonqualified stock options or restricted common stock to directors from time-to-time. In 2023, the Compensation Committee granted 3,012 shares of restricted common stock at $31.54 per share to each continuing non-employee director serving on the day of the 2023 Annual Meeting. Additionally, in connection with his subsequent appointment to the Board in July 2023, the Compensation Committee granted 3,000 shares of restricted stock to Mr. Gruber at $35.45 per share. The following table presents the number of outstanding and unexercised option awards, and the number of unvested shares of restricted common stock held by each of our non-employee directors at December 31, 2023.

			Number of Unvested
			Shares of Restricted
	Number of Options		Common Stock
Name	Outstanding		Outstanding
Cornelia Cheng	—		3,012	(2)
David L. Gruber	—		3,000	(3)
Boyd W. Hendrickson	—		3,012	(2)
James J. Pieczynski	5,000	(1)	3,012	(2)
Devra G. Shapiro	—		3,012	(2)
Timothy J. Triche	—		3,012	(2)
(1)	Vested on March 1, 2017.
(2)	Vests on the earlier to occur (a) May 24, 2024, the one-year anniversary of the original date of award, or (b) the date of the next annual meeting of stockholders.
(3)	Vests on July 25, 2024.

LTC PROPERTIES, INC.	13	2024 PROXY STATEMENT

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

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Corporate governance documents including Board committee charters are available on our website at www.LTCreit.com
◆

Code of Business Conduct and Ethics

We are committed to sound corporate governance principles. To that end, we have adopted a Code of Business Conduct and Ethics applicable to members of the Board and all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons providing similar functions. If we amend or waive the Code of Business Conduct and Ethics with respect to any of our directors or executive officers, we will post the amendment or waiver on our website.

Corporate Governance Guidelines

To guide us in director independence and other governance matters, we have adopted Corporate Governance Guidelines as required by the New York Stock Exchange (“NYSE”) listing standards. The matters addressed in our Corporate Governance Guidelines include Board composition, Board meetings, Board committees, management responsibility, and stock ownership guidelines.

Board Leadership

Our business is conducted under the direction of the Board, which is elected by our stockholders. The basic responsibility of the Board is to lead and guide our company by exercising business judgment to act in what each director reasonably believes to be in the best interests of our company and its stockholders. Leadership is important to facilitate the Board acting effectively as a working group so that our company and its performance may benefit. Our Corporate Governance Guidelines state the Chief Executive Officer shall be nominated annually to serve on the Board.

Our company currently combines the positions of Chairman of the Board and Chief Executive Officer. Separation of the positions of Chairman and Chief Executive Officer is not mandated by our company’s Articles, Bylaws, or Corporate Governance Guidelines. The Board believes the advisability of having a separate or combined Chairman and Chief Executive Officer is dependent upon the strengths of the individual(s) holding these positions.

Wendy L. Simpson, Chairman and Chief Executive Officer, has served as a senior executive and director of our company for more than a decade. She has a deep understanding of our company’s historical and current business and financial operations, and is able to lead the Board in anticipating and responding to key company developments, challenges, and opportunities. The Board believes that combining the Chairman and Chief Executive Officer positions provides our company with the right foundation to pursue strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of our company. Ms. Simpson does not serve on any Boards of Directors other than LTC, and thus is able to devote her full attention to our company. Except Ms. Simpson, all members of the Board of Directors are independent.

In addition, our Corporate Governance Guidelines provide that one independent director may be appointed lead independent director. Currently, Boyd W. Hendrickson is the lead independent director. Given that our company combines the positions of Chairman and Chief Executive Officer, the lead independent director serves an important role in our company’s Board leadership structure. The Board has adopted a Lead Independent Director

LTC PROPERTIES, INC.	14	2024 PROXY STATEMENT

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Charter governing the responsibilities and duties of the lead independent director. As set forth in the Lead Independent Director Charter, the lead independent director:

◆	Acts as liaison between the independent directors and the Chairman.
◆	Ensures that independent directors have adequate resources to make informed decisions.
◆	Approves meeting agendas, meeting schedules, and other information sent to the Board.
◆	Is authorized to call meetings of the independent directors.
◆	Presides at all executive sessions of the independent directors.

Director Independence

In accordance with NYSE listing standards, our Corporate Governance Guidelines provide that:

◆	A director who is, or has been within the last three years, an employee of our company, or whose immediate family member is, or has been within the last three years, an executive officer of our company, may not be deemed independent.
◆	A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our company, other than director and committee fees and pension, or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent.
◆	A director who is, or whose immediate family member is, a current partner of a firm that is our company’s external auditor; a director who is a current employee of such a firm; a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time may not be deemed independent.
◆	A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our company’s present executive officers at the time serves or served on that company’s compensation committee may not be deemed independent.
◆	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, may not be deemed independent.

Pursuant to our Corporate Governance Guidelines, the Board has reviewed the independence of our directors. As part of this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder) and members of our management team or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

The Board considered that, until his retirement in December 2022, Mr. Gruber had a 20-year career with KeyBanc including as its Managing Director, Head of Equity Capital Markets. Mr. Gruber’s primary responsibility at KeyBanc

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

was managing the equity capital markets group. As such, KeyBanc received customary fees and commissions from LTC over a period of several years. However, Mr. Gruber had no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K other than through his former employment by KeyBanc.

The Board has affirmatively determined that each of the current directors and Mr. Preber, as a nominee standing for election, is independent within the meaning of our director independence standards, except for Ms. Simpson because of her employment as a senior executive officer of our company.

Director Education, Development and Evaluation

We recognize the importance of the Board’s continuous development. Directors benefit from ongoing education and developmental opportunities by actively participating in our business meetings, subscribing to relevant publications, and attending various industry events. These avenues enable directors to stay well-informed and broaden their understanding of trends and issues relevant to their roles. Moreover, directors benefit from specialized presentations at Board meetings delivered by a diverse group of industry experts.

Our directors engage in annual self-assessments to gauge effectiveness of the Board, as well as its committees. This annual performance review is a component of our Corporate Governance Guidelines. The assessment involves discussions aimed at identifying what, if any, actions should be taken to enhance the overall effectiveness of the Board.

Succession Planning

The Board is responsible for reviewing LTC’s succession plan for the Chief Executive Officer, and working with appropriate members of management to review general management succession plans. In performing these functions, the Chief Executive Officer makes available to the Board her recommendations and evaluations of potential successors, along with her review of any development plans recommended for such individuals.

Whistleblower Protection

Our company has implemented a whistleblower hotline and dedicated email address to enable all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal controls, or auditing, as well as potential violations of a law, rule, regulation, or our Code of Business Conduct and Ethics. Our company will not tolerate retaliation for whistleblower reports made in good faith.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Board Committee Structure

Our company’s Board has five committees. The function of each committee and the membership of the committees are described below.

Audit	Compensation	Environmental, Social, and Governance	Investment	Nominating & Corporate Governance

The Board held seven meetings in 2023. Each Board member attended at least 75% of Board meetings and committees of the Board on which such member served in 2023. Our policy is to schedule our Annual Meeting of Stockholders after consulting with each director regarding their availability to help ensure their attendance. All Board members serving at the time attended our 2023 Annual Meeting of Stockholders. In July 2023, the Board elected David L. Gruber to the Board. As a result, our total number of directors increased to seven and total independent directors increased to six. The following tables reflects the current composition of each committee:

Committee Memberships
Name	Audit	Compensation	Environmental, Social, and Governance	Investment	Nominating & Corporate Governance
Cornelia Cheng		◆	◆	◆
David L. Gruber		◆	◆	◆
Boyd W. Hendrickson Lead Independent Director		◆		◆	◆
James J. Pieczynski	◆		◆	◆
Devra G. Shapiro	◆		◆		◆
Wendy L. Simpson
Timothy J. Triche, MD	◆	◆			◆
Number of meetings in 2023	5	4	5	5	5

◆ Member    ◆ Chairperson

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Committees and Responsibilities

AUDIT COMMITTEE	rEPORT ON pAGE 31

The Audit Committee has oversight of all compliance related to financial matters, Securities and Exchange Commission (“SEC”) reporting and auditing.

Members

◆
Devra G. Shapiro, Chair
◆
Timothy J. Triche, MD
◆
James J. Pieczynski

Responsibilities

◆
Appoints, determines funding, and oversees the work of our independent auditor.
◆
Participates in the selection of the lead audit engagement partner.
◆
Meets with independent auditor at least quarterly to discuss matters related to the conduct of the audit and critical accounting matters.
◆
Oversees risk management, reviews policies and procedures related to information security and data protection, reviews related party transactions, and establishes procedures for addressing complaints regarding accounting and other matters.

Independence

◆
The Board has determined that each member of the Audit Committee is independent within the meaning of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and NYSE listing standards.
◆
Ms. Shapiro qualifies as an “audit committee financial expert” as defined by SEC rules and has accounting and related financial management expertise within the meaning of NYSE listing standards.
◆
Ms. Shapiro served as Chair of the Audit Committee throughout 2023.

Meetings

◆
The Audit Committee met five times in 2023.

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COMPENSATION COMMITTEE	REPORT ON PAGE 62

The Compensation Committee oversees, reviews, and administers our compensation and benefit practices.

Members

◆
Timothy J. Triche, MD, Chair
◆
Cornelia Cheng
◆
David L. Gruber
◆
Boyd W. Hendrickson

Responsibilities

◆
Reviews and approves executive officer compensation.
◆
Administers employee benefit plans.
◆
Oversees and reviews general compensation policies.

Independence

◆
The Board has determined each member of the Compensation Committee is independent within the meaning of New York Stock Exchange (“NYSE”) listing standards.
◆
Dr. Triche served as Chair of the Compensation Committee throughout 2023.

Meetings

◆
The Compensation Committee met four times in 2023.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

ENVIRONMENT, SOCIAL AND GOVERNANCE (“ESG”) COMMITTEE

The ESG Committee conducts oversight on corporate responsibility as it relates to environment, social and governance matters.

◆
Cornelia Cheng, Chair
◆
David L. Gruber
◆
James J. Pieczynski
◆
Devra G. Shapiro

Responsibilities

◆
Recommends overall general strategy regarding ESG matters.
◆
Creates and reviews ESG policies, controls and risks.
◆
Reviews ESG performance, risk oversight and reporting standards.
◆
Reports to the Board current and emerging topics that may affect business performance or are otherwise pertinent to the business.

Independence

◆
The Board has determined that each member of the ESG Committee is independent within the meaning of NYSE listing standards.
◆
Ms. Cheng served as Chair of the ESG Committee throughout 2023.

Meetings

◆
The ESG Committee met five times in 2023.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

INVESTMENT COMMITTEE

The Investment Committee oversees our investment strategy and monitors the progress of our investments.

◆
James J. Pieczynski, Chair
◆
Cornelia Cheng
◆
David L. Gruber
◆
Boyd W. Hendrickson

Responsibilities

◆
Advises the Board on the selection by management, and the performance of, our investments.
◆
Recommends any investment activities requiring Board approval including acquisitions, dispositions, and loan originations.
◆
Advises the Board and management on our investment policies and strategies.
◆
Reviews the description in our Annual Report with respect to our investment policies and strategies.

Independence

◆
The Board has determined that each member of the Investment Committee is independent within the meaning of NYSE listing standards.
◆
Mr. Pieczynski served as Chair of the Investment Committee throughout 2023.

Meetings

◆
The Investment Committee met five times in 2023.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee is responsible for identifying suitable Board candidates, developing governance policies, overseeing ethical and legal compliance, and planning executive succession.

◆
Boyd W. Hendrickson, Chair
◆
Devra G. Shapiro
◆
Timothy J. Triche, MD

Responsibilities

◆
Identifies, screens and reviews individuals qualified to serve as directors.
◆
Recommends to the Board candidates for nomination for election at the Annual Meeting of Stockholders, to fill Board vacancies, or increase the size of the Board between Annual Meetings.
◆
Oversees policies and procedures for stockholder suggestions regarding Board composition and candidate recommendations.
◆
Develops, recommends, and oversees implementation of the Corporate Governance Guidelines and Code of Business Conduct and Ethics.
◆
Reviews all corporate governance policies on a regular basis and recommends improvements when necessary.

Independence

◆
The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of NYSE listing standards.
◆
Mr. Hendrickson served as Chair of the Nominating and Corporate Governance Committee throughout 2023.

Meetings

◆
The Nominating and Corporate Governance Committee met five times in 2023.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

2023 Key Focus Areas: Risk, Cybersecurity, ESG

risk

Management continually monitors the material risks facing our company, including financial risk, strategic risk, operational risk, cybersecurity risk, and legal and compliance risk.

The Board is responsible for exercising oversight of management’s identification of, planning for, and managing those risks. The Board may delegate to its committees the oversight responsibility for those risks that are directly related to their areas of focus.

The Board reviews risks that may be material to our company including those detailed in the Audit Committee’s reports, and as disclosed in our quarterly and annual reports filed with the SEC.

The Audit Committee’s responsibilities and duties include reviewing the financial and risk management policies, and also cybersecurity oversight as described below.

CYBERSECURITY

Cybersecurity is an integral part of risk management at our company. Cybersecurity is overseen by the full Board and the Audit Committee, along with subject matter experts serving our company, including our information technology director. Pursuant to its charter, the Audit Committee has the responsibility and duty to review and discuss with management on a regular basis our company’s programs, policies, and procedures related to information security and data protection, including data privacy and network security, as they relate to financial reporting. The Board and the Audit Committee receive reports on cybersecurity from management at least quarterly, and more often as needed. The report typically encompasses the nature of threats, defense and detection capabilities, and training activities at our company.

We routinely provide education, such as simulated phishing campaigns, to our employees to mitigate cybersecurity risk. This education includes cybersecurity training for new employees and training modules sent monthly to all employees. Also, we use various authentication technologies and third party monitoring to mitigate cybersecurity risks. We retain a third party vendor to test our information security, and we review information security protocols of our vendors that interact with our financial data annually.

We maintain insurance coverage that may, subject to policy terms and conditions, including deductibles, cover particular aspects of cybersecurity risk, such as social engineering and computer system fraud. However, it is possible such coverage may not fully insure all future costs or losses associated with all types of cybersecurity incidents such as ransomware.

We are not aware of any material losses to our business or results of operations in at least the past three years due to information technology failures, data breaches, or other cybersecurity incidents. Accordingly, our company has not incurred any material expenses, and our company has not been subject to penalties or settlements, as a result of information technology failures, data breaches, or other cybersecurity incidents.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

esg

We recognize the importance of being good corporate stewards through socially responsible and sustainable practices within the confines of a REIT structure holding predominantly triple-net leases and loans. We believe that integrating ESG practices into our strategic objectives will contribute to our long-term success. The Board and our senior management understand that corporate responsibility and sustainability create value for our stakeholders, and positive change for our community.

In 2021, the Board established an ESG Committee to oversee our company’s practices and performance on environmental, sustainability, climate change, health and safety, corporate social responsibility, diversity and inclusion, human capital and other public policy ESG matters pertinent to our company.

In 2023, we published our inaugural ESG Report. It highlights key achievements, policies, and performance of our company and provides an update on our ESG progress. The ESG Report is available on our website at www.LTCreit.com.

Environmental Stewardship (E)

Our operators and tenants are generally responsible for maintaining the properties in our portfolio, including controlling energy usage and implementation of environmentally sustainable practices at each location.

Our support of their operations to promote environmental stewardship includes:

◆	Incorporating “green lease” provisions into new and amended leases, providing our operators with capital improvement allowances for the redevelopment, expansions and renovations at our properties, which may include energy efficient and infection control improvements.
◆	Engaging environmental consultants, at our expense, for our operators to assess properties and recommend sustainable solutions that also may represent operational savings.

Social Responsibility (S)

We foster an environment in which respect, collaboration, dignity, transparency, and integrity are embedded in our daily interactions, as well as in how we conduct business with all stakeholders. This has enabled us to attract,

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

develop, and retain high-caliber, talented employees and Board members with diverse backgrounds and skills, ultimately contributing to the collective success of our company.

Human Capital Management

◆	LTC does not discriminate based on an individual’s race, gender, age, color, religion, national origin, mental or physical disability, sexual orientation, ancestry, genetic information, military or veteran status, creed, pregnancy, marital status, citizenship, gender identity, gender expression, or any other status protected by applicable law.
◆	We believe in sharing our success with our employees, and we offer fair and competitive compensation at or above reasonable living wage standards. All full-time employees are offered a comprehensive package of benefits.
◆	We conduct employee engagement surveys to gain a better understanding of employee sentiment and to solicit their input on a wide range of workplace preferences.

Diversity and Inclusion

◆	Our company is comprised of talented employees and experienced directors with diverse perspectives, backgrounds and experiences.
◆	Two-thirds of our executive officers are women. Three members of the Board are women, representing 43% of the directors. The Board also includes a director from an underrepresented community.
◆	Senior management, with the support of the Board, strives to foster a culture where employee differences are appreciated, celebrated and encouraged.
◆	To promote awareness, governance and oversight of our company’s diversity and inclusion strategies and programs, our policies for recruitment, retention, and development, among other things, guide us in seeking out individuals with diverse thoughts, backgrounds, experiences, and talents.

Governance (G)

Good corporate governance is rooted in ethics, integrity, accountability, and transparency. We’ve built our business on sound governance principles and practices to ensure we are a trusted leader in our sector. These principles and practices are the foundation of sustainable value creation, building stakeholder trust, and driving responsible business practices.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Consideration of Director Nominees

The Board, through its Nominating and Corporate Governance Committee (“NCGC”), is responsible for selecting director candidates to be nominated and appointed. The NCGC consults with the Chief Executive Officer for candidate recommendations and considers stockholder recommendations.

Periodically, at the Board's request, the NCGC reviews the requisite skills and characteristics needed based on the current Board composition. As part of its review, the NCGC considers whether the composition of the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities.

The NCGC seeks to have a Board of Directors with a diversity of background and experience and considers, among other criteria, the following:

◆	The primary consideration is the current need for additional Board members with specific skill sets to fill vacancies or expand the Board's size.
◆	The Board encourages the selection of directors who align with corporate goals and fulfill the Board's responsibility to stockholders.
◆	Prospective candidates must demonstrate the capacity to dedicate sufficient time, energy, and attention to fulfill their duties as Board members, including active participation in Board and committee meetings.

The Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees.

Director Selection Process

◆	Step 1: The NGCG makes an initial assessment to decide whether a comprehensive evaluation of the candidate is warranted.
◆	This preliminary determination relies on the information provided with the candidate's recommendation and the NCGC’s knowledge.
◆	The NCGC may seek additional information by making inquiries to the person(s) recommending the candidate or others regarding the candidate's qualifications.
◆	The NCGC may conduct interviews with prospective nominees in person, virtually or by telephone.
◆	Step 2: Following the evaluation and interviews, the NCGC presents recommendations to the full Board regarding the individual(s) who should be nominated.
◆	Step 3: The Board then determines the final nominees, after taking into account the NCGC’s recommendation and report.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Stockholder Recommendations

The NCGC and the Board will consider director candidates recommended for election to the Board by stockholders in the same manner and using the same criteria as used for any other director candidate.

The stockholder should submit the recommendation sufficiently in advance of an annual meeting together with the following information:

◆	Stockholder’s name and address, as they appear in our books and records.
◆	Class and number of shares of our capital stock which are beneficially owned by the stockholder on the date of recommendation.
◆	Any other stockholders known to be supporting the candidate on the date of recommendation.
◆	Candidate’s name and age.
◆	Candidate’s business and residence addresses.
◆	Candidate’s principal occupation or employment.
◆	Class and number of shares of our capital stock which are beneficially owned by the candidate on the date of recommendation.
◆	Candidate’s consent to serve as a director if elected.

The NCGC may request additional information concerning a recommended candidate as it deems reasonably required to determine the eligibility and qualification of the candidate to serve as a member of the Board of Directors.

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the NCGC as described above) must deliver written notice to our Corporate Secretary in the manner described in our Bylaws and as described further under “Stockholder Proposals and Nominations” in this proxy statement.

Recommendations should be sent to:

Nominating and Corporate Governance Committee

LTC Properties, Inc.

3011 Townsgate Road, Suite 220

Westlake Village, CA 91361

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PROPOSAL 2 ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Shareholders are being asked to approve, on an advisory basis, the compensation of named executive officers as disclosed in this proxy statement. At the company's 2023 Annual Meeting of Stockholders our shareholders indicated their preference to hold a non-binding shareholder vote to approve the compensation of our named executive officers on an annual basis. The next vote to approve the compensation of our named executives is expected to be held at the company's 2029 Annual Meeting of Stockholders.

This vote is advisory and therefore not binding on LTC, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinion of our stockholders, and to the extent there is any significant vote against LTC’s named executive officer compensation, the Board will consider the reasons for such a vote, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, stockholders are being asked to vote on the following resolution at the 2024 Annual Meeting:

“RESOLVED, that the stockholders of LTC Properties, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in LTC Properties, Inc.’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the summary compensation table, and the other related tables and disclosure.”

◆

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Required Vote and Recommendation

For purposes of the vote on Proposal 2, abstentions and broker non-votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count toward the presence of a quorum for Proposal 2. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

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PROPOSAL 3 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit LTC’s consolidated financial statements for the year ending December 31, 2024. Ernst & Young LLP served as our independent registered public accounting firm during 2023, and also provided certain tax services as described in the Independent Registered Public Accounting Firm Fees and Services section of this proxy statement. One or more representatives of Ernst & Young LLP is expected to be present at the virtual 2024 Annual Meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee considers a number of factors in deciding whether to re-engage Ernst & Young LLP as the independent registered public accounting firm, including the following:

◆
Close alignment of Ernst & Young LLP’s footprint and resources with our geographies and business activities.
◆
Robust independence controls and objectivity.
◆
Deep institutional company and industry knowledge, experience, and expertise.
◆
Length of Ernst & Young LLP’s service to LTC.

Although ratification is not required by our company’s Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee, at its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

◆

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS LTC’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.

Required Vote and Recommendation

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024, requires the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present. For purposes of the vote on Proposal 3, abstentions and broker non-votes will not be counted as votes cast, and will have no effect on the result of the vote although they will count toward the presence of a quorum for Proposal 3. Properly executed, unrevoked proxies will be voted FOR Proposal 3 unless a vote against Proposal 3 or abstention is specifically indicated in the proxy.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Ernst & Young LLP audited our financial statements for year ended December 31, 2023, and has been our auditor since LTC’s founding in May 1992. Their fees for the last two fiscal years were:

	2023	2022
Audit Fees	$774,000	$695,230
Audit-Related Fees	—	—
Tax Fees	91,575	119,200
All Other Fees	—	—

AUDIT FEES

For 2023 and 2022, these fees represent aggregate fees billed for professional services rendered for the audit of our annual financial statements and internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10-Q, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and work on securities and other filings with the SEC, including comfort letters and consents.

TAX FEES

These fees represent aggregate fees billed for services rendered for tax compliance and consultation, including REIT qualification matters, during 2023 and 2022.

All audit, audit-related and tax services were pre-approved by the Audit Committee. On an annual basis the Audit Committee pre-approves specifically described audit, audit-related and tax services to be performed by Ernst & Young LLP. The Audit Committee has delegated to the Audit Committee Chairman the authority to pre-approve non-audit services to be performed by Ernst & Young LLP, provided that the Chairman shall report any decision to pre-approve such non-audit services to the full Audit Committee at its next regular meeting.

In accordance with Section III, Item 6 of the Audit Committee Charter, the Audit Committee reviewed the effectiveness of Ernst & Young LLP’s audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services provided. The Audit Committee concluded that the provision of the non-audit services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors (the “Board”) of LTC Properties, Inc. (“LTC”) has oversight of all compliance related to financial matters, Securities and Exchange Commission reporting, and auditing. Additionally, it is the Audit Committee’s duty to review annually the Audit Committee Charter and recommend any changes to the Board.

The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of LTC’s financial statements, LTC’s financial reporting process and the independence and performance of the independent registered public accounting firm. It is the responsibility of LTC’s management to prepare financial statements in accordance with U.S. generally accepted accounting principles and of LTC’s independent registered public accounting firm to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate, compensate and retain, approve significant non-audit services, confirm the independence of the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm.

Management is responsible for LTC’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of LTC’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, LTC’s independent registered public accounting firm. Management represented to the Audit Committee that LTC’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP. The Audit Committee discussed with Ernst & Young LLP matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

Additionally, the Audit Committee has received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence from Ernst & Young LLP, and has discussed with Ernst & Young LLP its independence from LTC and its management. The Audit Committee also has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining its independence.

Further, the Audit Committee periodically meets with Ernst & Young LLP, without management present, to discuss the results of their examinations, the evaluations of LTC’s internal controls and the overall quality of LTC’s financial reporting. During the past year, the Audit Committee met with Ernst & Young LLP five times in total, and one time without management present.

LTC PROPERTIES, INC.	31	2024 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in its Charter, the Audit Committee recommended to the Board that the audited financial statements be included in LTC’s 2023 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee
Devra G. Shapiro, Chairman
James J. Pieczynski
Timothy J. Triche, MD

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”), explains the executive compensation program for our named executive officers (“NEOs”) listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to NEOs’ 2023 compensation.

NAMED EXECUTIVE OFFICERS

The Board of Directors has determined the following individuals are our company’s NEOs as that term is defined in Rule 3b-7 under the Exchange Act.

LTC’s Executive Officers have a history of more than 20 years working together as a team in various positions.

Wendy L. Simpson: Since 2000
Chairman & CEO	Age 75

Wendy Simpson has been LTC’s CEO and President since 2007, and was appointed Chairman of the Board in 2013.

She joined our company in 2000 as Chief Financial Officer and has also served as Treasurer, President and Chief Operating Officer. Wendy has been on LTC’s Board since 1995, including a five-year tenure as Vice Chairman.

Prior to joining LTC, Wendy held executive positions in public companies that owned acute care hospitals, LTACHs, psychiatric hospitals and home health services. She began her career in public accounting, and has more than 25 years' experience in health care related businesses.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Pamela J. Shelley-Kessler: Since 2000
Co-President, Chief Financial Officer and Corporate Secretary	Age 58

Pamela Shelley-Kessler has been LTC’s Co-President since May 2020 and Chief Financial Officer since December 2010. She also serves as LTC’s Corporate Secretary.

She joined LTC in 2000 as Vice President and Controller, and has also served as Senior Vice President and Executive Vice President.

Prior to joining LTC, she was the Corporate Controller for a privately held commercial and multifamily real estate developer. She previously also was the Director of Financial Reporting for Irvine Apartment Communities, a Southern California publicly traded apartment REIT, and the Assistant Controller of the Inland Empire division of KB Home, a publicly traded homebuilder.

she began her career as a certified public accountant at Ernst & Young.

From January 2018 to March 2024, she served on the Board of Directors, including on its Audit Committee, of Physician’s Realty Trust, a publicly traded REIT. Since the March 2024 merger of Physician’s Realty Trust into Heathpeak Properties, Inc., an NYSE-listed company (DOC), she has continued to serve on Healthpeak Properties, Inc.’s Board of Directors.

Clint B. Malin: Since 2004
Co-President and Chief Investment Officer	Age 52

Clint Malin has been LTC’s Co-President since May 2020 and Chief Investment Officer since joining LTC in 2004.

He joined LTC in 2004 as Vice President and has also served as Senior Vice President and Executive Vice President.

Prior to joining LTC, Clint was the Vice President of Corporate Real Estate for Sun Healthcare Group, Inc. (now Genesis HealthCare) where he was responsible for acquisitions and portfolio management.

Clint began his career in public accounting working for KPMG and Arthur Andersen.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Business Overview

2023 was an exceptional year marked by significant achievements. We invested $262 million, the most since 2015. We generated $76 million in sales proceeds, resulting in net gains of $37 million, and received nearly $12 million in mezzanine loan payoffs, generating $1.6 million of exit IRR income at a weighted average of 12%. Furthermore, we proactively decreased leverage ahead of street projections.

In terms of operations, we effectively implemented the strategy of strengthening and optimizing our portfolio. This involved successfully transitioning the Brookdale portfolio, which yielded higher future revenue compared to the original lease terms. Additionally, contractual revenue collection due to LTC improved compared with last year.

Our efforts in 2023 have positioned us for growth in 2024 and beyond.

2023 Transaction History

◆	Entered into a $121.3 million Joint Venture (“JV”) with an affiliate of ALG Senior, and contributed $117.5 million into the JV that purchased 11 assisted living/memory care communities located in North Carolina with a total of 523 units. The JV leased the communities to an affiliate of ALG Senior under a 10-year master lease, with two five-year renewal options. The contractual initial cash yield of 7.25% increases to 7.5% in year three, escalating thereafter based on CPI subject to a floor of 2% and ceiling of 4%. The master lease provides the operator with the option to buy up to 50% of the properties at the beginning of the third lease year and the remaining properties at the beginning of the fourth lease year through the end of the sixth lease year, with an exit IRR of 9.0% on any portion of the properties being purchased. The acquisition is accounted for as a financing receivable, since the JV acquired the communities through a sale-leaseback transaction subject to a lease contract that contains a purchase option.
◆	Contributed $45.0 million to a $54.1 million JV for the purchase of a 242-unit independent living, assisted living and memory care campus in Ohio. The campus was built between 2019 and 2022 and was leased to Encore Senior Living (“Encore”) under a 10-year lease, at an initial yield of 8.25% on our allocation of the JV investment. The seller, our JV partner, has the option to purchase the campus during the third and fourth lease years, with an exit IRR of 9.75%. We also committed to fund $2.1 million into the JV to fund lease incentive payments under the new Encore lease.
◆	Originated $78.4 million of mortgage loans secured by two assisted living communities and a skilled nursing center as follows:
◆	$51.1 million mortgage loan investment secured by a 203-unit independent living, assisted living and memory care community located in Georgia. We participated in an existing senior mortgage loan by refinancing existing banks for $42.3 million and converting our original $7.5 million mezzanine loan. The mortgage loan matures in October 2024, and our investment is at an initial rate of 7.5% with an IRR of 7.75%.
◆	$16.5 million mortgage loan secured by a skilled nursing center in Illinois. The center, which was built in 2010 and renovated in 2021, has 150 beds. The loan term is five years at an interest rate of 8.75%.
◆	$10.8 million mortgage loan secured by a 45-unit memory care community located in North Carolina. The loan carries a two-year term with an interest-only rate of 7.25% and an IRR of 9.0%.
◆	Originated a $17.0 million mezzanine loan with an affiliate of Galerie Living. The mezzanine loan was utilized to recapitalize an existing 130-unit assisted living, memory care and independent living campus in Georgia, as well as the construction of 89 additional units. The loan term is five years at an initial yield of 8.75% and an IRR of 12.0%.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

◆	Committed to fund a $19.5 million mortgage loan for the construction of an 85-unit assisted living and memory care community in Michigan. The borrower contributed $12.1 million of equity, which initially funded the construction. Once all of the borrower’s equity has been drawn, we began funding the commitment in early 2024. The loan term is approximately three years at a rate of 8.75%, and includes two, one-year extensions, each of which is contingent on certain coverage thresholds.
◆	Generated $76.0 million in net sales proceeds, resulting in net gains of $37.3 million, as follows:
	Type	Number	Number
	of	of	of	Sales	Carrying	Net
State	Properties	Properties	Beds/Units	Price	Value	Gain (Loss)
Florida(1)	ALF	5	246	$23,600	$9,084	$13,327
Kentucky	ALF	1	60	11,000	10,720	57
Mississippi	ALF	1	67	1,650	1,639	(220)
New Jersey	ALF	1	39	2,000	1,552	266
New Mexico	SNF	2	235	21,250	5,523	15,287
Nebraska	ALF	3	117	2,984	2,934	—
Oklahoma	ALF	1	37	800	777	11
Pennsylvania	ALF	2	130	11,128	6,054	4,860
South Carolina	ALF	3	128	8,409	4,446	3,708
Total		19	1,059	$82,821	$42,729	$37,296

(1) We provided seller financing collateralized by two of the communities located in Florida, with a total of 92 units. The $4.0 million seller-financed mortgage loan term is two years, with a one-year extension, at an interest rate of 8.75%.

◆	Received $7.5 million from a mezzanine loan prepayment in connection with our $51.1 million investment in an existing mortgage loan, discussed above, and recorded $1.4 million of additional interest income related to the exit IRR.
◆	Received $4.5 million, which includes a prepayment fee and the exit IRR totaling $190,000, from a mezzanine loan prepayment. The mezzanine loan was related to a 136-unit independent living community in Oregon.
◆	Sold 1,658,400 shares of common stock for $53.7 million in net proceeds under our Equity Distribution Agreements. The weighted average sales price, net of commissions of $836,000, was $32.43.

2023 portfolio management

◆	Renewed three different master leases covering seven skilled nursing centers that were scheduled to mature during 2023 and 2024 for another two to five years at the contractual lease rate. These centers have a total of 970 beds and are located in Arizona (three), Florida (two), and Tennessee (two).
◆	Amended a mortgage loan secured by 15 skilled nursing centers in Michigan, and operated by Prestige Healthcare (“Prestige”). The amendment reduced the annual current pay rate to 8.5% on the outstanding loan balance effective January 1, 2024. The contractual interest rate on the loan remains unchanged. The Prestige amendment also provides us the right to draw on Prestige’s security to pay the difference between the contractual rate and current pay rate. We received all 2023 contractual interest of $19.5 million due from Prestige after applying $3.4 million of its security. We expect to receive full contractual cash interest through at least 2025. Subsequent to December 31, 2023, Prestige increased the security from its receipt of retro-active Medicaid funds. Accordingly, we currently hold security of $4.0 million. Additional retro-active Medicaid payments to be received by Prestige in 2024 will be remitted to LTC as security.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

◆	Transitioned a portfolio of eight assisted living communities with 500 units to Encore. These communities are located in Illinois, Ohio and Michigan. As part of transition, we received repayment of $1.2 million of deferred rent from the previous operator, which represents $934,000 of April and May 2023 deferred rent and $315,000 of unrecorded deferred rent provided in 2022. Cash rent under the new two-year lease with Encore is based on mutually agreed upon fair market rent.
◆	Brookdale Senior Living Communities, Inc. (“Brookdale”) elected not to exercise its renewal option under a master lease that matured on December 31, 2023. Brookdale paid rent on the portfolio of 35 assisted living communities through maturity. During 2023, we re-leased 17 of the communities back to Brookdale, transitioned 10 communities to different operators under two separate five-portfolio master leases, and sold eight communities generating $23.2 million of proceeds, net of transaction costs and seller financing, and recorded a gain on sale of $17.0 million. As a result, we more than replaced the income generated from the original Brookdale master lease by approximately $490,000 through a combination of the new leases and pre-investing sale proceeds.
◆	Continued a sales and re-lease process for the ALG Senior master lease consisting of 12 assisted living communities with a total of 630 units. The 12-property ALG Senior master lease included eight communities in Texas, and one each in Florida, Georgia, Mississippi and South Carolina. These communities, seven of which were built in the 90s, are primarily located in small rural towns, are non-revenue generating, and were temporarily transitioned to ALG Senior following the COVID pandemic in July 2022, allowing us time to find a more permanent solution for the portfolios as follows:
◆	Sold two of the properties located in Mississippi and Florida during 2023. See 2023 Transaction History above.
◆	Transitioned the Georgia and South Carolina communities with a total of 159 units to a new operator, Legacy Senior Living, in January 2024. The term is for two years with two one-year extension options. The initial rent for the first six months is zero after which rent will be based on mutually agreed upon fair market rent. The master lease includes a purchase option that can be exercised in 2027 if the lessee exercises its two one-year extension options. Additionally, we agreed to fund up to $906,000 for capital expenditures for the first year of the lease and up to $240,000 for a working capital note, at a rate of 8.25%, maturing on December 31, 2025.
◆	In January 2024, we entered into a contract with a buyer for five of the eight communities located in Texas for $1.6 million.
◆	One of the eight Texas communities was closed during 2023 and another community located in Texas was closed in 1Q 2024. We expect to sell these closed communities for alternative uses.
◆	Negotiated terms for the transition of the remaining 56-unit community located in Texas. The community will remain with ALG until the transition is completed.
Key Credit Metrics as of December 31, 2023

◆	Debt to enterprise value of 39%.
◆	Debt to annualized adjusted EBITDAre of 5.5x.
◆	Maintained liquidity, with $97.8 million available under our unsecured revolving line of credit, and $76.0 million available under our equity distribution agreements.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Key financial Metrics as of December 31, 2023

◆	Year-over-year revenue for 2023 increased $22.1 million, or 12.6%, primarily due to rental income from acquisitions, loan originations, annual escalations and capital improvement funding, partially offset by property sales.
◆	Year-over-year funds from operations (“FFO”), excluding non-recurring items in both periods, increased $5.5 million, or 5.3%, primarily due to revenue increases discussed above, offset by higher interest expense due to higher interest rates and outstanding balance on our revolving line of credit, primarily used for investing, and higher general and administrative expenses.
◆	The 2023 non-recurring items for FFO represent $3.6 million of provision for credit losses related to the write-off of a note receivable in connection with a pending sale of seven properties in Texas and transition of three properties to new operators, and $1.8 million of provision for credit losses reserve related to the acquisition of 11 assisted living communities accounted for as a financing receivable, and two mortgage loan originations, offset by $1.6 million of prepayment fee and exit IRR received in connection to the payoff of two mezzanine loans.
◆	The 2022 non-recurring items for FFO represent $1.3 million of provision for credit losses reserve related to the acquisition of three skilled nursing centers accounted for as a financing receivable and the origination of two mortgage loans and a mezzanine loan, a lease termination fee of $500,000 paid to a former operator of 12 assisted living communities in exchange for cooperation and assistance in facilitating an orderly transition of the communities to another operator, and a lease incentive balance write-off of $173,000 related to a closed property and subsequent lease termination, partially offset by a lease termination fee of $1.2 million received in connection with the sale of an assisted living community.
◆	Year-over-year funds available for distribution (“FAD”), excluding non-recurring items in both periods, increased $6.4 million, or 5.9%, primarily due to cash rental income from acquisitions, loan originations, annual escalations and capital improvement funding, partially offset by property sales and higher interest and general and administrative expenses.
◆	The 2023 non-recurring items for FAD represent the $1.6 million of prepayment fee and exit IRR received in connection to the payoff of two mezzanine loans.
◆	The 2022 non-recurring items for FAD represent a lease termination fee of $500,000 paid to a former operator of 12 assisted living communities in exchange for cooperation and assistance in facilitating an orderly transition of the communities to another operator, offset by a lease termination fee of $1.2 million received in connection with the sale of an assisted living community.
◆	Monthly dividends were maintained at $0.19 per share as a result of our company’s long history of maintaining and defending its low-leveraged balance sheet.

FFO and FAD are used by our company as supplemental measures of operating performance. FFO excluding non-recurring items, and FAD excluding non-recurring items allows management to compare our company’s operating performance against other REITs and across time periods on a consistent basis. These metrics are non-GAAP metrics.

For more information about FFO excluding non-recurring items, FAD excluding non-recurring items, debt to enterprise value, and annualized adjusted EBITDAre, refer to the non-GAAP reconciliation in Appendix A to this proxy statement.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Further, performance data provided by our independent compensation consultant both at the start of 2023 and in early 2024 showed that our financial operating performance was well above the median of our peers for return on invested capital, return on assets and return on equity, which all were in the upper quartile of our peer group.

2023 COMPENSATION HIGHLIGHTS

We seek to closely align the interests of our executive officers with those of our stockholders. We have structured our executive compensation program to support this alignment, with a majority of our total compensation delivered through annual bonuses, as well as performance and time-based equity incentives. Our long-term equity incentive awards consist of contingent performance stock units (“PSUs”) and restricted common stock awards (“RSAs”).

Highlights of our executive compensation program for 2023 continue to reflect salary and total direct compensation amounts near the median for our CEO:

◆	The CEO’s salary and the salaries of the Co-Presidents were increased by approximately 6% to $860,000 for our CEO and to $530,000 for the Co-Presidents. The salary increase rate for the NEOs was less than the average increases provided to other employees.
◆	The 2023 bonus plan was 50% based on 2023 diluted FAD excluding non-recurring items adjusted to include $1.6 million of prepayment fee and exit IRR income received, and excludes the effect of equity issuances during 2023 (“Adjusted FAD”). The inclusion of the prepayment fee and exit IRR income in the performance assessment was to reward executives for the negotiation efforts resulting in the receipt of additional income from the payoff. Also, the exclusion of the effects of the equity issuance from the performance assessment was due to inherent dilution of using equity as a source of capital.
◆	The Adjusted FAD goal was set using the budget at the start of 2023 at $2.73 per share, and the final 2023 Adjusted FAD performance was $2.79 per share, which funded 175% of target for the 50% of bonus tied to Adjusted FAD performance. The final bonus payout was 109% of target, as the Compensation Committee scored the 50% of the bonus based on subjective assessment at only 21% of target for Ms. Simpson and 22% of target for Ms. Shelley-Kessler and Mr. Malin to ensure that total bonus was approximately 100% of target in light of its overall assessment of performance during the year.
◆	The NEOs’ actual cash bonus incentives for 2023 were funded at approximately 109% of target despite an earnout of 175% target under the formula for Adjusted FAD performance that is weighted 50%. The payout reflected a qualitative score by the Compensation Committee of 42% of Target for Ms. Simpson and 44% of Target for Ms. Shelley-Kessler and Mr. Malin. This below-target score for the 50% of bonus funded by assessment of qualitative 2023 achievement pulled down the total bonus from 175% funding for Adjusted FAD to approximately 109% of bonus target.
◆	The NEOs’ 2023 equity grant values were increased so that the CEO’s target total compensation in 2023 was at median while elevating the Co-Presidents as part of long-term succession planning. Equity grant value for all three NEOs remained 50%, contingent on a positive four-year total stockholder return (“TSR”) targeted to 21.6%.
◆	Equity awards during 2023 had grant date fair value as reported in the Summary Compensation Table that was approximately 50% contingent on our four-year TSR, with a requirement that TSR is 21.6% over four years to earn at least target (with the opportunity to earn awards after only three years if TSR is at least 15.8%, which is the same compound annual growth rate). The CEO’s 2023 equity grant value was set slightly below the median of peer data available to the Compensation Committee at the time.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

2023 “Say On Pay” Vote

At LTC’s 2023 Annual Meeting of Stockholders, approximately 95% of the votes cast in the advisory “say-on-pay” vote were for approval of named executive officer compensation. The Board and Compensation Committee have considered the results of the 2023 “say-on-pay” vote and believe it indicates that stockholders are supportive of our company’s executive compensation program, which has generally continued with the same structure and value in 2023. The Board and Compensation Committee will continue to consider “say-on-pay” votes in formulating future executive compensation policies and decisions.

Executive Compensation Program Philosophy and Objectives

Our executive compensation program may be summarized as follows:

◆
An executive’s salary, bonuses, incentive compensation and other benefit programs should reflect their role, our company’s performance, and the executive’s individual performance and effort.
◆
Compensation should provide a financial interest in our company that parallels the financial interests of our stockholders.
◆

◆
We endeavor to ensure that the compensation programs for our executives are effective at attracting and retaining the key executives responsible for our success, and are administered to support the long-term interests of our company and our stockholders.
◆
Through the oversight of the Compensation Committee, we seek to align total compensation for executive management with our overall performance, as well as the individual performance and role of each executive.

◆

Executive Compensation Program Elements

We believe each element of our executive compensation program helps us achieve one or more of our compensation objectives as follows:

Base salary

Attract, motivate, and retain qualified key executives. We believe base salaries should reflect job responsibilities, experience, value to our company, future potential, individual performance/expertise and competitiveness of the market for the executives’ services/salary norms for persons in comparable positions at comparable companies. We believe that it is important to provide executives with predictable benefit amounts that reward the executives’ continued service. Salaries are set in the first quarter of the year, with reference to both market data and prior-year performance.

Annual bonuses

Reward company performance and individual performance. We believe annual bonuses should be linked to individual performance and to our company’s performance as a whole, and where practicable, should be related to variables under our management’s control. The target bonus is set in the first half of the year, and actual bonuses are scored at the end of the year, after performance is known.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Long-term equity incentives

Align executives’ financial interests with those of our stockholders. We believe that long-term compensation should motivate and reward the creation and preservation of long-term stockholder value through both price increases and dividends. Long-term equity incentives typically vest over multiple years to reward performance over one or more years, or based on achieving certain performance targets.

Severance

Severance protections consistent with the industry. We believe that providing our executives with severance and other benefits upon termination of employment or change in control is consistent with the severance protections offered by similar companies, and is an integral part of total executive compensation. The rationale for providing severance if there is no change in control is to ensure smooth officer transitions with a release from claims against our company. The rationale for providing severance for termination following a change in control is to neutralize an executive’s interest in ongoing personal employment in the event that the Board determines it is in our stockholders’ best interest to sell our company.

Other Elements of Compensation

In addition to the primary elements of the executive compensation program described above, our executives are eligible to participate in employee benefits and group insurance generally available to employees.

401(k) Savings Plan

We have a 401(k) Plan which is a defined contribution plan covering all of our full-time employees. Each year, participants may contribute up to 15% of pre-tax annual compensation but limited to amounts set by the IRS. In 2023, the contributions may not exceed $22,500, or $30,000 if the employee is 50 years or older. We match up to 3% of salaries for our vice presidents, and contribute 3% of the individual’s salary and bonus for staff. We do not match contributions for our executive officers at the senior vice president level and higher.

Benefits

With limited exceptions, the Compensation Committee’s policy is to provide benefits to executive officers that are substantially the same as those offered to other officers of our company at or above the level of vice president. Except for the health insurance benefits described in “Severance and Other Benefits Upon Termination of Employment or Change in Control” and the supplemental medical insurance described below, the employee benefits programs in which our executive officers participate (which provide benefits such as medical, dental and vision coverage, life insurance protection, and the 401(k) savings plan) are generally the same programs offered to all of our full-time employees. Our officers at the level of vice president and above are eligible to participate in a supplemental medical insurance program which reimburses participants up to a maximum of $10,000 per year for eligible out-of-pocket medical expenses, such as primary insurance co-payments, deductibles, and certain elective medical procedures not covered by the employee’s primary insurance policy.

Dividends

Our named executive officers receive dividends on restricted common stock awards, and accumulate dividend equivalents that are paid in cash upon vesting of performance stock unit awards. Dividends for 2023 paid on restricted common stock are disclosed under All Other Compensation in the 2023 portion of the Summary Compensation Table, and dividend equivalents are included in the grant date fair value of the PSUs.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Compensation Governance Policies and Guidelines

Prohibition on Pledging and Hedging Stock

Pursuant to our company’s Insider Trading Policy, we prohibit employees and directors from pledging or hedging their shares in our company’s common stock. These robust prohibitions, which cover a full range of transactions, (i) include purchasing financial instruments or otherwise engaging in transactions that are designed to or have the effect of hedging the economic risk of ownership in our company’s common stock, and (ii) are not subject to any pre-clearance or pre-approval exceptions. All of our executive officers and directors were in compliance throughout 2023 with these anti-pledging and anti-hedging provisions.

COMPENSATION RECOVERY AND Clawback Policy

Effective October 2, 2023, in accordance with NYSE listing standards, the Board adopted a Compensation Recovery Policy that replaced a preexisting Clawback Policy. The Compensation Recovery Policy requires our company to recover reasonably promptly from executive officers any erroneously awarded incentive-based compensation in the event of an accounting restatement due to material noncompliance with a financial reporting requirement. A copy of the Compensation Recovery Policy is included as an exhibit to our company’s 2023 Annual Report on Form 10-K. The Compensation Committee is responsible for overseeing the administration of the Compensation Recovery Policy.

In addition, each of the senior executive employment agreements for Ms. Simpson, Ms. Shelley-Kessler and Mr. Malin contains a clawback provision. In particular, the employment agreements provide the Board of Directors with the contractual ability to clawback a cash or share grant bonus in the event of a restatement of our financial results if:

◆	The restatement is attributable to misconduct or wrongdoing by the executive.
◆	The bonus was issued within three years preceding the restatement.
◆	The bonus was calculated and awarded pursuant to a specific financial formula.
◆	The bonus would have been diminished based on the restated financial results.

Minimum Vesting Period

All of the equity awards to our executives as approved by the Compensation Committee are subject to a vesting period of a minimum of three years, or one year for Directors.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Stock Ownership Guidelines

We encourage our executives to hold our company’s common stock on a long-term basis. The following table reflects our company’s stock ownership guidelines that establish minimum holding requirements for our executives and independent directors:

Title	Guidelines	Achievement
Chairman/CEO	6x base salary	Five years from the date of hire, promotion or appointment to achieve targeted level of ownership.
President / Co-President	3x base salary
EVP	2x base salary
Independent Directors	5x annual retainer	Five years from date of election to achieve targeted level of ownership.

Our company’s stock ownership guidelines recommend that the Chief Executive Officer, President/Co-Presidents and Executive Vice Presidents achieve the targeted level of ownership within five years from the date of hire, promotion or appointment. The stock ownership guidelines recommend that the independent directors achieve the targeted level of ownership within five years from date of election. If an independent director is prohibited from personally holding our shares by the independent director’s employer’s internal policies, then the stock ownership guideline for the independent director will be deemed satisfied. Shares subject to stock options and unvested performance stock units are not considered owned for purposes of our stock ownership guidelines. All of our executive officers and independent directors currently hold at least the minimum of the guidelines or are within the first five-year time period to achieve the targeted level of ownership. The Nominating and Corporate Governance Committee receives a quarterly report on executive and independent director LTC stock ownership.

Deductibility of Compensation under the Tax Codes

Section 162(m) of the Internal Revenue Code denies deduction for federal income tax purposes for certain compensation in excess of $1,000,000 paid to certain executive officers. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. Interpretations of, and changes in, the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments.

Tax Withholding

We permit our employees and directors to elect to withhold shares of stock to satisfy their tax withholding requirements upon the vesting of restricted stock and performance stock units.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee considers whether compensation decisions create incentives to take risks that could materially harm our company, but does not believe that such incentives exist.

The Compensation Committee also is responsible for the administration of our equity compensation plans. Under the 2021 Equity Participation Plan of LTC Properties, Inc. (“2021 Equity Participation Plan” or “2021 Plan”), 1,900,000 shares of common stock have been reserved for awards, including nonqualified stock options grants and equity grants to officers, employees, non-employee directors and consultants. The Compensation Committee is authorized to determine the options and equity awards to be granted under equity compensation plans and the terms and provisions of such options and equity awards. The Compensation Committee determines the base salary, annual bonus and long-term equity incentives of our Chief Executive Officer. Ms. Simpson, our Chief Executive Officer, with consultation from Ms. Shelley-Kessler and Mr. Malin, recommends to the Compensation Committee the base salary, annual bonus and long-term compensation levels for all of our other officers.

Competitive Considerations

In determining the level and composition of compensation for our executive officers, the Compensation Committee considers various corporate performance measures, both in absolute terms and in relation to similar companies, and individual performance measures. The Compensation Committee establishes specific quantitative measurements and goals based on our company’s FAD to determine the annual bonus awards for our senior executives as described under “Annual Cash Bonus Incentive Plan” below. The Compensation Committee also may evaluate the following factors in establishing executive compensation: (a) comparative compensation surveys and other material concerning compensation levels and stock grants at similar companies; (b) our historical compensation levels and stock awards; (c) overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; (d) financial performance of other real estate investment trusts relative to market conditions; and (e) from time to time, the Compensation Committee may seek the advice of an independent compensation consultant in assessing its overall compensation philosophy. The Compensation Committee assigns no specific weight to any of the factors described above in establishing executive compensation.

While the Compensation Committee may review competitive market data for context, compensation levels are not set by reference to any percentile or benchmark within any peer group of companies or otherwise. Our goal is to provide each executive with a current compensation package that is at-market based upon the Compensation Committee’s perception of comparable executives at comparable companies, including real estate investment trusts.

The target total direct compensation provided to our CEO in 2023, was set near the median of data available in our peer group of compensation reference companies at the time the compensation decisions were made. The CEO’s equity award grant value was set slightly below the median so that target total direct compensation reflected the median when equity and cash were combined. The Compensation Committee believes that this position, combined with the performance-based nature of our bonus plan, and the fact that 50% of the equity grant value provided to the named executive officers is contingent on higher TSR performance, reflects a disciplined, reasonable, and performance-driven program that is aligned with our stockholders’ short- and long-term interests.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Compensation Consultant

The Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook”) as an independent compensation consultant to evaluate new executive compensation programs and compensation methodologies. Cook has conducted a comprehensive review of our company’s executive compensation programs and provided a report of its review to the Compensation Committee as described under “Executive Compensation Review” below. The Compensation Committee references the Cook report in making executive compensation decisions.

After review and consultation with Cook, the Compensation Committee determined that Cook is, and was, an independent advisor and there is, and was, no conflict of interest.

Executive Compensation Review

As described above, Cook was engaged by the Compensation Committee to conduct a comprehensive review of our executive compensation programs. The Cook review included:

◆	Assisting with the development of a peer group for compensation comparisons, consisting of publicly traded REITs with total assets, enterprise value, and FFO generally similar to our company, and with a broad focus on health care REITs or REITs that have a triple-net business orientation and/or tenants that are commercial businesses.
◆	Conducting a review of the competitiveness of current compensation levels, programs and arrangements provided to our executives, including the named executive officers.

The 2022 Cook peer group used for 2023 compensation decisions included 16 REITs that are focused on health care REITs, supplemented by triple-net REITs as that is the other characteristic that defines LTC. The size range for the peer group focused on enterprise value, and was approximately $1.0 billion to $15.8 billion as of December 31, 2022, with only direct health care REIT competitors in the upper end of the range, and non-health care triple-net REITs closer to LTC in enterprise value. The Compensation Committee believes that this reflects both the market for NEO talent, similar investors, and a reasonable industry group for pay and performance comparisons:

American Assets Trust, Inc.	CareTrust REIT, Inc.	Community Healthcare Trust Inc.	Global Medical REIT Inc.
Healthcare Trust, Inc.	Healthcare Realty Trust Inc.	Hersha Hospitality Trust	Innovative Industrial Properties, Inc.
LXP Industrial Trust	Medical Properties Trust, Inc.	National Health Investors, Inc.	Omega Healthcare Investors, Inc.
Physicians Realty Trust	Retail Opportunity Investments Corp.	Sabra Health Care REIT, Inc.	Terreno Realty Corp.

Cook compared our company’s total direct compensation (base salary, annual and long-term incentives) for each executive position against the market compensation levels for similar executives in Cook’s peer group. The review by Cook provided context that allowed the Compensation Committee to set the CEO’s 2023 target total direct compensation near the median of the market data available when 2023 compensation decisions were made.

Executive Compensation Practices

Base Salaries

The named executive officers each have an employment agreement granting them the contractual right to receive a fixed base salary as described under “Employment Agreements” on page 57 of this proxy statement.

Base salaries are reviewed and adjusted by the Compensation Committee on an annual basis. The Compensation Committee seeks to ensure that base salaries are established at levels that reflect the responsibilities and duties of our executives, and are competitive with amounts paid to executives of other real estate investment trusts,

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including our peer group companies. In determining an individual executive’s actual base salary, the Compensation Committee also considers other factors, which may include the executive’s past performance, relative importance, future potential, and contributions to our past success.

Based on the recommendations received from the Chief Executive Officer (except with respect to the Chief Executive Officer’s own salary), and taking into account our company’s performance, as well as the findings from the Cook report, the Compensation Committee increased base salaries for the named executive officers by approximately 6%, which was lower than the cost of living percentage increase given throughout our company. The following table summarizes salary approved by the Compensation Committee for 2023:

	2023 Base	2022 Base	Year over
Named Executive Officer	Salary	Salary	Year Increase
Wendy L. Simpson	$860,000	$810,000	6.2%
Pamela J. Shelley-Kessler	530,000	500,000	6.0%
Clint B. Malin	530,000	500,000	6.0%

Annual Cash Bonus Incentive Plan

Our Annual Cash Bonus Incentive Plan provides an annual incentive bonus for selected executives whereby each participating executive has a range of incentive opportunities (threshold, target and maximum), defined as a percentage of base salary. Annually, the Compensation Committee selects the participants in the plan and establishes performance goals.

For 2023, Ms. Simpson, Ms. Shelley-Kessler and Mr. Malin had the following range of bonus opportunities:

	Bonus Opportunity as a % of
	Base Salary
Executive	Threshold	Target	Maximum
Wendy L. Simpson	101.25%	135.0%	236.25%
Pamela J. Shelley-Kessler	75.0%	100.0%	175.0%
Clint B. Malin	75.0%	100.0%	175.0%

Bonuses under the 2023 bonus program were earned based 50% on the financial performance of our company and 50% on the Compensation Committee’s subjective evaluation of both individual and our company performance. Financial performance was measured using diluted funds available for distribution excluding non-recurring items adjusted to include $1.6 million of prepayment fee and exit IRR received and exclude the effect of equity issuances during 2023 (“Adjusted FAD”).

For purposes of the Annual Cash Bonus Incentive Plan, Adjusted FAD, including the means of calculating it, is disclosed in Appendix A to this proxy statement. The Board may adjust the Adjusted FAD component to reflect the pro forma impact of changes to our company’s capital structure, strategic changes and other items, at the Board’s discretion, that were not contemplated at the time of adoption of the performance goals.

The subjective component in 2023 was set at the level funded by Adjusted FAD after considering whether factors such as individual performance, and rental and mortgage interest income collection were out of step with the Adjusted FAD formula. The committee determined that the actual Adjusted FAD achieved in 2023 funded 175% of target performance under the formula based on achieving actual Adjusted FAD of $2.79 per share. The committee also determined that the 50% that is funded for achievement of qualitative factors should be funded at 42% of target for Ms. Simpson and 44% of target for Ms. Shelley-Kessler and Mr. Malin, and this below-target qualitative score resulted in actual bonus of approximately 109% target.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes each metric and its relative weighting, the approved 2023 performance goals at threshold, target and maximum levels, and actual performance achieved. Based on the degree of goal achievement, the bonus formula for the year resulted in a payout of approximately 109% of target for Ms. Simpson, Ms. Shelley-Kessler and Mr. Malin.

						% of
		2023 Performance Goals			Performance	Target	% of
Metric	Weight	Threshold	Target	Maximum	Achieved	Achieved	Payout
Adjusted FAD	50%	$2.68	$2.73	$2.79	$2.79	175%	175%
Subjective Performance for Ms. Simpson	50%	Compensation Committee Determination			Below Target	42%	42%
Subjective Performance for Ms. Shelley-Kessler and Mr. Malin	50%	Compensation Committee Determination			Below Target	44%	44%
			Total bonus as a % of target				109%

The Compensation Committee evaluated the subjective performance component for the year considering other real estate investment trusts’ results and the weakness in the senior living and skilled nursing markets that resulted from the COVID-19 pandemic in prior years. The target bonus allowed under the subjective component was awarded as a result of the Company’s 2023 accomplishments and investments, which help position our company for future, long-term growth. See 2023 Transaction History and 2023 Portfolio Management above for further discussion of our 2023 activities.

Based on the Adjusted FAD performance achieved that funded 50% of the bonus at 175%, and the sense that other qualitative performance was below-target, total bonus funding was approximately 109% of the qualitative target. The Compensation Committee approved the following payouts under the Annual Cash Bonus Incentive Plan:

	Wendy L.	Pamela J. Shelley-	Clint B.
Metric	Simpson	Kessler	Malin
Adjusted FAD	$1,015,875	$463,750	$463,750
Subjective Performance	245,125	116,250	116,250
Total Bonus Earned	$1,261,000	$580,000	$580,000

Long-Term Equity Incentives

Equity grant value in 2023 was the same as in prior years and continued the use of performance-based equity for 50% of the award continued, with the same positive TSR goals as in prior years, despite continued challenges following the pandemic on the seniors housing and health care properties industry.

Long-term incentives are granted to align the executives’ financial interests with those of our stockholders and are in the form of RSAs, PSUs and stock options. Awards are made on an individual basis and are not granted at any pre-determined time during the year, though 2023 awards to the named executive officers were granted in mid-February 2023.

RSAs typically vest ratably over a three-period and are generally subject to the individual executive officer’s continued employment. The PSU awards are earned over a four-year performance period, subject to the ability to accelerate earnout if three-year performance is high enough, with the number of shares earned dependent on our TSR over the applicable performance period. The level of long-term incentive compensation is determined by the Compensation Committee based on an evaluation of competitive factors in conjunction with total compensation provided to each individual executive officer. The relevant weight given to each of these factors varies from individual to individual. We do not have an exact formula for allocating between cash and non-cash compensation, nor do we have a policy for allocating between long-term and currently paid-out compensation.

The grant date of an equity award is typically the date the Compensation Committee approves the equity award. The grant date may also be a future date from the date of approval as specified by a Board resolution. In no

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instances has the grant date been retroactive or prior to the date the Compensation Committee approved the equity award. For long-term incentive awards in the form of stock options, the exercise price is the closing price of our company’s stock as reported by the NYSE on the grant date. The Compensation Committee has not and does not time the granting of equity awards to coincide with any favorable or unfavorable news.

Under the 2021 Equity Participation Plan, awards that may be granted include stock options (incentive or non-qualified), stock appreciation rights, RSAs, PSUs, and dividend equivalents. The 2021 Plan is administered by the Compensation Committee which sets the terms and provisions of the awards granted under the plan. Incentive stock options, stock appreciation rights, RSAs, PSUs, and dividend equivalents may only be awarded to officers and other full-time employees to promote our long-term performance, and specifically to retain and motivate management to achieve a sustained increase in stockholder value. Non-qualified stock options, stock appreciation rights, RSAs, PSUs, and dividend equivalents may be awarded to non-employee directors, officers, employees, consultants and other key persons who provide services to us.

In 2023, the Compensation Committee used RSAs and the performance-contingent equity in the form of PSUs as the key form of long-term equity incentive awards provided to our executive officers. The design and the fair value of the PSU awards granted in 2023 was effectively identical to the PSU design used from 2016 through 2022. The Compensation Committee approved equity awards to the Chief Executive Officer, and the Chief Executive Officer recommended, and the Compensation Committee approved, equity awards to Ms. Shelley-Kessler and Mr. Malin for their service in 2023. In approving the equity awards, the Compensation Committee took into consideration the executives’ historical performance, leadership, and contributions, total ownership levels and the value of equity delivered historically, the market positioning of the executives’ pay and our company’s desire to retain the executives by providing a meaningful long-term incentive award to each executive which is aligned with stockholder interests.

On February 8, 2023, the Compensation Committee granted RSAs which vest ratably over a three-year period from the grant date. The following table sets forth the 2023 grant values and number of RSAs granted:

	RSA	Number
	Grant	of RSA
Named Executive Officer	Value	Granted
Wendy L. Simpson	$1,475,000	39,693
Pamela J. Shelley-Kessler	725,000	19,510
Clint B. Malin	725,000	19,510

For PSU awards, the Compensation Committee approved specific grant values to be awarded to the named executive officers, and the number of shares was determined by dividing the target grant value by the fair value per share on the date of grant calculated using the Monte Carlo model. The following table sets forth the grant date fair value of the PSUs granted on February 8, 2023:

		Target
	PSU	Number
	Award	of PSU
Named Executive Officer	Value	Award
Wendy L. Simpson	$1,475,000	31,755
Pamela J. Shelley-Kessler	725,000	15,608
Clint B. Malin	725,000	15,608

PSUs granted in 2023 are substantially similar to PSUs granted annually since 2016 and can be earned between 0% and 200% target based on LTC’s cumulative TSR performance through February 28, 2027 (4-year performance period), with an opportunity to earn PSU shares early if TSR through February 28, 2026 is at least 3% (3-year performance period). The four-year performance period may be accelerated to three years if three-

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year TSR performance is high enough to fund the maximum PSU earnout after three years. Dividends for outstanding PSUs are accrued in the form of cash during the performance period and are distributed if and when the underlying shares are earned (dividends accrued on unearned/forfeited PSU shares are forfeited).

We calculate cumulative TSR as the increase in our stock price over the performance period, starting on the date of the award, assuming dividend reinvestment and measured using the trailing twenty (20) trading-day average price of our common stock immediately prior to the end of the performance period, divided by our stock price on the date of the award. The 20 trading-day period is used to minimize the impact of volatility and point-to-point variation. The Compensation Committee selected the TSR performance metric to reward management for increasing TSR for stockholders.

Under the 2023 PSU design, payouts range from 0% to 200% of target, based on the schedule below:

	Cumulative	Accelerated	Payout %
	4-year	Cumulative	of Target
Growth Requirements	TSR	3-year TSR	Share Granted
Below Threshold	Less than 4.1%	Less than 3.0%	—
Threshold	4.1%	3.0%	50.0%
Target	21.6%	15.8%	100.0%
Maximum	46.4%	33.1%	200.0%

PSUs previously awarded in 2020 to the named executive officers were eligible to vest in 2023 pursuant to the formulaic provision for accelerated payout. The 2020 PSU design provided the same payout schedule reflected in the schedule above for the 2023 PSU design. Performance for the 2020 PSUs was below the minimum TSR threshold and these PSUs did not vest in 2023. The following table sets forth the 2020 awards and 2023 payout of PSUs based upon the accelerated cumulative TSR:

	Target
	Number	Number
	of PSU	of PSU
	Awarded	Vested
Named Executive Officer	in 2020	in 2023
Wendy L. Simpson	25,010	—
Pamela J. Shelley-Kessler	12,205	—
Clint B. Malin	12,205	—

Additionally, PSUs previously awarded in 2019 to the named executive officers were eligible to vest in 2023 based on TSR performance. The cumulative TSR during the performance period was not enough to vest any 2019 PSUs in 2023 so the unvested awards were forfeited under the formula. The following table sets forth the 2019 awards and the 2022 and 2023 payout of PSUs based upon the accelerated cumulative TSR.

	Target
	Number	Number	Number
	of PSU	of PSU	of PSU
	Awarded	Vested	Vested
Named Executive Officer	in 2019	in 2022	in 2023
Wendy L. Simpson	22,657	—	—
Pamela J. Shelley-Kessler	11,762	—	—
Clint B. Malin	11,762	—	—

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Severance and Other Benefits Upon Termination of Employment or Change in Control

The employment agreements with certain executive officers of our company provide severance and other benefits upon termination of employment or a change in control of our company. We believe that we need to provide key executives with severance protections that are competitive with those offered by companies similar to ours. The severance protections we have provided the named executive officers are consistent with our compensation objective to attract, motivate and retain qualified key executives.

We believe that severance should be payable to key executives if their employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason. The severance benefits we extend to our executive officers upon such an occurrence is intended to help compensate them during a period of expected unemployment in the event of a termination without cause.

We also believe that severance should be payable to our key executives in connection with a change in control transaction. A change in control creates uncertainty regarding the continued employment of the executives. We provide severance in the event of a change in control to alleviate concerns of key executives about their own job security if the Board determines that it is in the best interests of stockholders to sell our company. The severance benefits we extend to our executive officers upon such an occurrence is intended to encourage the executives to remain employed by us during an important time when their prospects for continued employment following a change in control transaction are often uncertain. Our current practice for change in control severance follows a “double-trigger” approach. Ms. Simpson’s, Ms. Shelley-Kessler’s, and Mr. Malin’s employment agreements contain double-trigger change in control provisions for both cash severance and equity acceleration. A severance payment obligation arises only if a change in control occurs and the executive’s employment is terminated for any reason, except for a termination for cause or a voluntary resignation without good reason (as defined in the employment agreements), within a 24-month period after the change in control.

Additionally, upon the circumstances described above regarding termination of employment or change in control, we have agreed to provide health insurance benefits to each named executive officer for a period of 18 months. None of the employment agreements with our executive officers provide for lifetime benefits. Also, none of the employment agreements with our executive officers provide for “gross-up payments” to offset taxes due for severance or other benefits upon termination of employment or change in control.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Compensation Risk Assessment

We have reviewed our compensation policies and practices to determine whether risks arising from our compensation policies and practices for employees are reasonably likely to have a material adverse effect on our company. The review included assessment of our various compensation programs and consideration of risk mitigating factors. We believe that our compensation policies and practices for employees do not present risks that are reasonably likely to have a material adverse effect on our company. We generally take a conservative approach to managing our business. Although some risk-taking is necessary to manage and grow any business, we believe our compensation policies and practices do not encourage unnecessary or excessive risk-taking, and do not promote short-term rewards for management decisions that could pose long-term risks to our company. With particular respect to compensation of our executive officers:

◆	The Compensation Committee exercises discretion in determining cash bonuses and equity awards to each executive officer.
◆	Cash bonus awards are capped at 175% of target.
◆	Awards of restricted stock with long-term vesting periods provide executive officers with an incentive to make decisions that contribute to long-term performance of our company.
◆	Our Compensation Recovery Policy and provisions in our executive employment agreements provide our company with recourse in the event of material noncompliance with a financial reporting requirement that leads to a specified restatement.
◆	Stock ownership guidelines for executive officers further align their personal wealth with the long-term performance of our company.

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EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation of the named executive officers for services provided in 2023, 2022 and 2021:

					Non-Equity
			Stock		Incentive Plan		All other
Name and Principal Position	Year	Salary	Awards(1)		Compensation		Compensation(2)	Total
Wendy L. Simpson	2023	$860,000	$2,950,000	(3)(4)	$1,261,000	(5)	$177,068	$5,248,068
Chairman and Chief	2022	810,000	2,500,000	(3)(4)	1,196,016	(5)	156,513	4,662,529
Executive Officer	2021	775,000	2,500,000	(3)(4)	793,555	(5)	135,584	4,204,139
Pamela J. Shelley-Kessler	2023	530,000	1,450,000	(3)(4)	580,000	(5)	93,045	2,653,045
Co-President, Chief	2022	500,000	1,220,000	(3)(4)	546,875	(5)	83,473	2,350,348
Financial Officer and	2021	475,000	1,220,000	(3)(4)	373,672	(5)	73,604	2,142,276
Corporate Secretary
Clint B. Malin	2023	530,000	1,450,000	(3)(4)	580,000	(5)	90,747	2,650,747
Co-President and Chief	2022	500,000	1,220,000	(3)(4)	546,875	(5)	81,747	2,348,622
Investment Officer	2021	475,000	1,220,000	(3)(4)	373,672	(5)	67,792	2,136,464
(1)	Represents the fair value on the grant date of the stock awards, as required by SEC rules. Under U.S. generally accepted accounting principles, compensation expense with respect to stock awards granted is generally recognized over the vesting periods applicable to the awards. For a discussion of the assumptions and methodologies used to value the stock awards granted refer to Note 10. Equity of Notes to Consolidated Financial Statements included in our company’s 2023 Annual Report on Form 10-K.
(2)	Named executive officers received the following other compensation during 2023, 2022 and 2021:

	2023			2022			2021
	Supplemental		Total	Supplemental		Total	Supplemental		Total
	Health		Other	Health		Other	Health		Other
Named Executive Officer	Insurance	Dividends(a)	Compensation	Insurance	Dividends(a)	Compensation	Insurance	Dividends(a)	Compensation
Wendy L. Simpson	$8,210	$168,858	$177,068	$6,875	$149,638	$156,513	$8,124	$127,460	$135,584
Pamela J. Shelley-Kessler	10,350	82,695	93,045	10,350	73,123	83,473	10,250	63,354	73,604
Clint B. Malin	8,052	82,695	90,747	8,624	73,123	81,747	4,438	63,354	67,792
(a)	Represents the $0.19 per share monthly dividends for 2023, 2022 and 2021, each of which is payable on unvested restricted common stock owned by each named executive officer but excludes dividend equivalent rights credited to unvested performance stock units, which were previously factored into the grant date fair value for such performance stock units.
(3)	Named executive officers were awarded the following performance stock units during 2023, 2022 and 2021 with the number of shares to be earned depending on our TSR over the applicable performance period. These PSUs require a minimum threshold of 4.1% cumulative annual TSR performance, before threshold shares are earned, and they require 21.6% cumulative TSR performance before target shares are earned, each as measured over a four-year performance period, with opportunity to earn the awards after three years if cumulative TSR performance is at least 3.0% at the end of three years:

	2023		2022		2021
		Target		Target		Target
	PSU	Number	PSU	Number	PSU	Number
	Award	of PSU	Award	of PSU	Award	of PSU
Named Executive Officer	Value	Award	Value	Award	Value	Award
Wendy L. Simpson	$1,475,000	31,755	$1,250,000	31,010	$1,250,000	26,162
Pamela J. Shelley-Kessler	725,000	15,608	610,000	15,133	610,000	12,767
Clint B. Malin	725,000	15,608	610,000	15,133	610,000	12,767

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EXECUTIVE COMPENSATION TABLES

(4)	Named executive officers were granted the following restricted common stock awards during 2023, 2022 and 2021 which vest ratably over a three-year period from the grant date:

	2023		2022		2021
	RSA	Number	RSA	Number	RSA	Number
	Grant	of RSA	Grant	of RSA	Grant	of RSA
Named Executive Officer	Value	Granted	Value	Granted	Value	Granted
Wendy L. Simpson	$1,475,000	39,693	$1,250,000	36,830	$1,250,000	29,572
Pamela J. Shelley-Kessler	725,000	19,510	610,000	17,973	610,000	14,431
Clint B. Malin	725,000	19,510	610,000	17,973	610,000	14,431
(5)	Represents amounts earned in cash under the Annual Cash Bonus Incentive Plan for performance in 2023, 2022 and 2021 which were paid in 2024, 2023 and 2022, respectively.

CEO to Median Employee Pay Ratio

As required by the Exchange Act, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The applicable rules allow companies to use various assumptions and methodologies in calculating the pay ratio and, accordingly, our pay ratio may not be comparable with the pay ratios of other companies.

We identified the median employee by examining 2023 total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for all individuals, excluding our CEO, who were employed by us as of December 31, 2023. We used our payroll records to identify this information. In making this determination, we did not annualize compensation for those employees who did not work for our company for the entire fiscal year. We also did not make any cost of living adjustments in identifying the median employee. Our Chief Executive Officer had annual total compensation of $5,248,068, and our median employee had annual total compensation of $280,530. Therefore, we estimate that our CEO’s annual total compensation is 18.7 times that of the median of the annual total compensation of all of our employees, excluding our CEO.

Pay Versus Performance

As required by the Exchange Act, we are providing information about the total compensation of our CEO and the average total compensation of our other named executive officers, as reported in the Summary Compensation Table of this proxy statement and as “compensation actually paid” to such named executive officers compared with our company’s performance. In this discussion, our CEO in each applicable year is also referred to as our principal executive officer or “PEO,” and our other named executive officers in each applicable year are referred to as our “Non-PEO NEOs.”

“Compensation actually paid” is determined pursuant to applicable SEC rules, but such dollar amounts do not necessarily reflect the actual amount of compensation earned or paid during the applicable year. The calculations and analysis below also do not necessarily reflect our approach to aligning compensation with performance. For information concerning our company’s compensation philosophy and how our executive compensation program is

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EXECUTIVE COMPENSATION TABLES

designed to align compensation with performance, please see “Executive Compensation Discussion and Analysis” above.

			Average		Value of Initial Fixed $100
			Summary	Average	Investment Based on:
	Summary		Compensation	Compensation	Company	Peer Group(5)		Diluted FAD,
	Compensation	Compensation	Table Total for	Actually Paid to	Total	Total		Excluding
	Table Total for	Actually Paid	Non-PEO	Non-PEO	Stockholder	Stockholder		Non-recurring
Year	PEO	PEO(1)	NEO(2)	NEO(3)	Return(4)	Return(4)	Net Income	Items, per Share
2023	$5,248,068	$3,300,179	$2,651,896	$1,698,392	$92.16	$113.35	$91,462,000	$2.75
2022	4,662,529	4,140,950	2,349,485	2,091,383	95.26	99.66	100,584,000	$2.68
2021	4,204,139	2,559,524	2,139,370	1,372,272	86.19	131.78	56,224,000	$2.43
2020	4,200,356	4,054,561	2,118,714	2,041,151	92.44	92.00	95,677,000	$2.97
(1)	The calculation of “compensation actually paid” to PEO reflects the following adjustments:

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	2023	2022	2021	2020
Summary Compensation Table Total	$5,248,068	$4,662,529	$4,204,139	$4,200,356
Less: Grant Date Fair Value of Stock Awards in Fiscal Year	(2,950,000)	(2,500,000)	(2,500,000)	(2,500,000)
Fair Value of Equity Awards Granted During the Year and Unvested at Year End	2,124,068	2,592,074	1,879,475	1,886,213
Change in Fair Value of Equity Awards Granted in Prior Years and Unvested at Year End	(1,173,194)	(610,633)	(1,615,636)	(655,436)
Change in Fair Value of Equity Awards Granted in Prior Years and Vested During the Year	51,237	(3,020)	591,546	1,123,428
Compensation Actually Paid	$3,300,179	$4,140,950	$2,559,524	$4,054,561

(2)	For fiscal years 2020 through 2023, Pamela Shelley-Kessler and Clint Malin are included as the non-PEO NEOs.
(3)	The calculation of average “compensation actually paid” to Non-PEO NEOs reflects the following adjustments:

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	2023	2022	2021	2020
Summary Compensation Table Total	$2,651,896	$2,349,485	$2,139,370	$2,118,714
Less: Grant Date Fair Value of Stock Awards in Fiscal Year	(1,450,000)	(1,220,000)	(1,220,000)	(1,220,000)
Fair Value of Equity Awards Granted During the Year and Unvested at Year End	1,044,019	1,264,936	917,177	920,493
Change in Fair Value of Equity Awards Granted in Prior Years and Unvested at Year End	(572,520)	(301,523)	(848,551)	(395,908)
Change in Fair Value of Equity Awards Granted in Prior Years and Vested During the Year	24,997	(1,515)	384,276	617,852
Compensation Actually Paid	$1,698,392	$2,091,383	$1,372,272	$2,041,151

(4)	TSR assumes $100 was invested on December 31, 2019 in our common stock and assumes the reinvestment of dividends.
(5)	The peer group constitutes the National Association of Real Estate Investment Trusts (“NAREIT”) Equity Index.

The tables corresponding to footnotes (1) and (3) above reflect adjustments to the value of awards as required by SEC rules. For a discussion of the assumptions and methodologies used to value the stock awards refer to Note 10. Equity of Notes to Consolidated Financial Statements included in our company’s 2023 Annual Report on Form 10-K.

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EXECUTIVE COMPENSATION TABLES

The following chart is a description of the relationship between PEO and non-PEO NEOs “compensation actually paid,” versus LTC’s TSR and Peer Group TSR for each of the last four fiscal years. In general, “compensation actually paid” was lower when TSR was negative and recovered when TSR improved.

The following chart is a description of the relationship between PEO and non-PEO NEOs “compensation actually paid,” versus Net Income for each of the last four fiscal years. In general, “compensation actually paid” was lower when Net Income was lower and recovered when Net Income increased.

LTC PROPERTIES, INC.	55	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

The following chart is a description of the relationship between PEO and non-PEO NEOs “compensation actually paid,” versus Diluted FAD, excluding non-recurring items, per share for each of the last four fiscal years. In general, “compensation actually paid” was lower when Diluted FAD, excluding non-recurring items per share, was lower, and recovered when Diluted FAD, excluding non-recurring items per share, increased again.

LTC PROPERTIES, INC.	56	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Financial Performance Measures

As further described and defined in the “Executive Compensation Discussion and Analysis” above, the following is an unranked list of financial performance measures that we consider most important in linking the “compensation actually paid” to our NEOs for 2023 with our performance.

◆	Diluted FFO, excluding non-recurring items, per share
◆	Diluted FAD, excluding non-recurring items, per share
◆	Adjusted FAD per share
◆	Return on Equity
◆	Cumulative TSR

In addition to the financial performance measures listed above, we view our stock price, upon which the value of all of our long-term incentive awards is dependent, as a key performance-based component of our executive compensation program in order to further align the interests of our senior management team with the interests of our stockholders.

Employment Agreements

Our company has entered into employment agreements with each of the named executive officers. The following table presents information regarding the employment agreements with the named executive officers for the year ended December 31, 2023:

Named Executive Officer	Agreement Date	Agreement Term	Salary
Wendy L. Simpson	11/12/14	3-year evergreen	$860,000
Pamela J. Shelley-Kessler	11/12/14	2-year evergreen	530,000
Clint B. Malin	11/12/14	2-year evergreen	530,000

The employment agreements provide that the base salaries may be increased at the discretion of the Board. Any increase in base salary will automatically amend each executive’s respective employment agreement to provide that thereafter the executive’s annual base salary will not be less than the increased base salary approved by the Board. During the term of his or her employment by us, each officer will devote the time necessary to provide the services reasonably required by the Board and will not, without the express approval of the Board, engage for his or her own account or for the account of any other person or entity, in a business with which we compete.

The employment agreements contain standard provisions regarding bonuses and benefits, as described in the CD&A section of this proxy statement. Additionally, the employment agreements with the named executive officers provide payments for severance upon termination of employment, including in connection with a change in control, as described under “Severance and Other Benefits Upon Termination of Employment or Change in Control” on page 50 of this proxy statement, and under “Potential Payments Upon Termination or Change in Control” on page 60 below.

LTC PROPERTIES, INC.	57	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards made in 2023, and as of December 31, 2023 to the named executive officers, and is intended to supplement the Summary Compensation Table on page 52 of this proxy statement:

										All Other
							Estimated Possible			Stock	Grant Date
				Estimated Possible Payouts Under			Payouts Under Equity			Awards:	Fair Value
	Grant		Grant	Non-Equity Incentive Plan Awards			Incentive Plan Awards			Number	of Stock
Named Executive Officer	Date		Type	Threshold	Target	Max	Threshold	Target	Max	of RSAs	Awards
Wendy L. Simpson	2/8/23	(1)	RSA	$—	$—	$—	—	—	—	39,693	$1,475,000
	2/8/23	(2)	PSU	—	—	—	15,878	31,755	63,510	—	1,475,000
	—	(3)	—	870,750	1,161,000	2,031,750	—	—	—	—	—
Pamela J. Shelley-Kessler	2/8/23	(1)	RSA	—	—	—	—	—		19,510	725,000
	2/8/23	(2)	PSU	—	—	—	7,804	15,608	31,216	—	725,000
	—	(3)	—	397,500	530,000	927,500	—	—	—	—	—
Clint B. Malin	2/8/23	(1)	RSA	—	—	—	—	—	—	19,510	725,000
	2/8/23	(2)	PSU	—	—	—	7,804	15,608	31,216	—	725,000
	—	(3)	—	397,500	530,000	927,500	—	—	—	—	—
(1)	Restricted stock awards were granted under the 2021 Equity Participation Plan and vest ratably over a three-year period from the grant date.
(2)	Performance stock unit awards were granted under our 2021 Equity Participation Plan, to be earned based on our absolute TSR performance over a four-year period starting on the grant date (with an opportunity for an early payout after three years). Threshold amounts shown are 50% of the PSUs granted, target amounts are 100% of the PSUs granted, and maximum amounts are 200% of the PSUs granted. No PSUs are earned for performance below threshold.
(3)	The amounts shown represent bonus opportunities for 2023 performance under the Annual Cash Bonus Incentive Plan as approved by the Compensation Committee in May 2023. The actual amount awarded was based on the achievement of certain performance measures as described under “Annual Cash Bonus Incentive Plan” on page 46 of this proxy statement. The awards earned for such performance in 2023 were granted on February 13, 2024 as shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 52 of this proxy statement.

LTC PROPERTIES, INC.	58	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Year-End

The following table presents information regarding the outstanding equity awards held by the named executive officers as of December 31, 2023:

	Option Awards				Stock Awards
								Equity		Equity
								Incentive		Incentive
								Plan Awards:		Plan Awards:
	Number of	Number of			Number of		Market Value	Number of		Market Value
	Securities	Securities			Shares or		of Shares	Shares or		of Shares
	Underlying	Underlying			Units of		or Units of	Units of		or Units of
	Unexercised	Unexercised	Option	Option	Stock that		Stock that	Stock that		Stock that
	Options	Options	Exercise	Expiration	have not		have not	have not		have not
Named Executive Officer	Exercisable	Unexercisable	Price	Date	Vested		Vested(1)	Vested		Vested(1)
Wendy L. Simpson	—	—	$—	—	74,105	(2)	$2,380,253	113,937	(4)	$3,659,656
Pamela J. Shelley-Kessler	—	—	—	—	36,303	(3)	1,166,052	55,713	(4)	1,789,502
Clint B. Malin	—	—	—	—	36,303	(3)	1,166,052	55,713	(4)	1,789,502
(1)	The market value is the number of shares that have not vested multiplied by the closing market price of our common stock as reported by the NYSE on December 29, 2023, the last trading day of 2023.
(2)	Represents the number of outstanding unvested RSAs which vest as follows: 9,858 on February 11, 2024; 12,277 on February 9, 2024 and 2025; and 13,231 on February 8, 2024, 2025 and 2026.
(3)

Represents the number of outstanding unvested RSAs which vest as follows: 4,811 on February 11, 2024; 5,991 on February 9, 2024 and 2025; 6,503 on February 8, 2024 and 2025; and 6,504 on February 8, 2026.

(4)

Represents PSUs that are eligible for vesting following the end of a four-year performance period, subject to acceleration, depending on TSR over the applicable performance period. The amounts listed are at 100% of the target PSU granted, representing the PSUs that would be earned with target performance. However, our TSR performance over the interim performance period from award date through December 31, 2023, would be 0% of target for each of the 2020, 2021 and 2023 awards, and 99.7% of target for the 2022 award.

Option Exercises and Stock Vested

The following table shows the number and value of stock options exercised, and the number of shares and value of restricted common stock and PSUs that vested related to each of the named executive officers for the year ended December 31, 2023:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
Named Executive Officer	on Exercise	on Exercise	on Vesting	on Vesting(1)
Wendy L. Simpson	—	$—	30,645	$1,140,281
Pamela J. Shelley-Kessler	—	—	14,955	556,466
Clint B. Malin	—	—	14,955	556,466
(1)

The value realized is the number of shares that vested multiplied by the closing market price of our common stock as reported by the NYSE on the vesting date for restricted common stock and measurement date for PSUs. This differs from the compensation expense in the Summary Compensation Table on page 52 of this proxy statement, which is determined using the fair value on the grant date of the stock award.

LTC PROPERTIES, INC.	59	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Potential Payments Upon Termination or Change In Control

As described under “Severance and Other Benefits Upon Termination of Employment or Change in Control” on page 50 of this proxy, we have provided the named executive officers with employment agreements that provide certain severance and other benefits depending on the circumstances surrounding their termination of employment with us, including upon a change in control of our company. In addition to the benefits referenced below, upon termination of employment with us, the executive generally is entitled to amounts or benefits earned or accrued during the term of employment, including earned but unpaid salary.

Severance and Other Benefits Upon Termination of Employment Not in Connection with a Change in Control

If a named executive officer’s employment is terminated, except for a termination for cause or a voluntary resignation without a good reason, we have agreed to pay the named executive officer a lump sum severance equal to the following:

Wendy L. Simpson	Four times base salary
Pamela J. Shelley-Kessler	Three times base salary
Clint B. Malin	Three times base salary

Upon such a termination of employment, we also have agreed to continue health insurance benefits at our expense for up to an 18-month period for the named executive officer. Further, all stock options and restricted common stock automatically vest for the named executive officer, and all performance stock units vest at the conclusion of the performance period on a pro-rated basis and the truncated service period ending at the termination event.

Additionally, the provisions of the Annual Cash Bonus Incentive Plan, in which each of the named executive officers participate, provide that the participant is eligible to receive a pro-rated award if her or his employment terminates, except for a termination for cause or a voluntary resignation without a good reason.

The following table lists the estimated amounts each of the named executive officers would have received under their respective employment agreements if their employment with us terminated and their severance and benefits became payable on December 31, 2023:

	Cash	Maximum	Health Benefits	Equity
Name	Severance(1)	Bonus(2)	Continuation(3)	Acceleration(4)
Wendy L. Simpson	$3,440,000	$2,031,750	$34,700	$2,843,423
Pamela J. Shelley-Kessler	1,590,000	927,500	55,100	1,392,080
Clint B. Malin	1,590,000	927,500	39,200	1,392,080
(1)	Represents base salaries and termination provisions in effect at December 31, 2023.
(2)

Represents the maximum payable to participants in the Annual Cash Bonus Incentive Plan for 2023. The actual amount for 2023 performance was less, as shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 52 of this proxy statement.

(3)

Assumes the value of benefits for an 18-month period required by the named executive officer’s employment agreement is at the same monthly amount paid for her or his medical, dental and vision insurance in 2023.

(4)

For unvested restricted common stock, the amount represents the closing market price as reported by the NYSE on December 29, 2023, the last trading day of 2023. For unvested performance stock units, this amount is based on interim TSR performance measured as of December 31, 2023, the prorated service term from the grant date to December 31, 2023, and the closing market price as reported by the NYSE on December 29, 2023, the last trading day of 2023.

LTC PROPERTIES, INC.	60	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Severance and Other Benefits Upon Change in Control

We have agreed to pay severance and other benefits to the named executive officers upon a qualifying termination following a change in control for our company as defined in each named executive officer’s employment agreement. The change in control severance amounts were not changed or amended in 2023. The employment agreements with each of the named executive officers are triggered if (i) her or his employment is terminated, except for a termination for cause or a voluntary resignation without a good reason, and (ii) such termination occurs within 24 months following a change in control or in contemplation of a change in control which actually occurs.

Upon such an occurrence, we have agreed to pay the named executive officer a severance payment in cash equal to the following:

Wendy L. Simpson	Greater of $3,000,000 or 300% of 5-year average annual compensation
Pamela J. Shelley-Kessler	250% of 5-year average annual compensation
Clint B. Malin	250% of 5-year average annual compensation

Upon such an occurrence, we also have agreed to continue health insurance benefits at our expense up to an 18-month period for the named executive officers. Further, under the provisions of the employment agreement and award agreements for each named executive officer, all their stock options and restricted common stock will vest upon termination within 24 months following a change in control, and all their performance stock units deemed earned as of the date of the change in control will vest upon termination within 24 months following a change in control. Accordingly, the equity awards of our named executive officers do not automatically vest upon a change in control.

Additionally, the provisions of the Annual Cash Bonus Incentive Plan, in which each of the named executive officers participate, provide that the participant is eligible to receive a portion of the target amount of the award based upon the number of days remaining in the performance period upon the change in control.

The following table lists the estimated amounts each of the named executive officers would have received under their respective employment agreements if there had been a change in control of our company, and their severance and benefits were triggered on December 31, 2023:

	Cash		Health Benefits	Equity
Name	Severance(1)	Target Bonus(2)	Continuation(3)	Acceleration(4)
Wendy L. Simpson(5)	$10,720,358	$1,161,000	$34,700	$3,373,692
Pamela J. Shelley-Kessler(5)	4,947,627	530,000	55,100	1,650,871
Clint B. Malin(5)	4,947,627	530,000	39,200	1,650,871
(1)	Reflects base salaries and change in control provisions in effect at December 31, 2023.
(2)

Reflects the target amount payable to participants in the Annual Cash Bonus Incentive Plan for 2023. The actual amount for 2023 performance was more, as shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 52 of this proxy statement.

(3)

Assumes the value of benefits for an 18-month period required by the named executive officer’s employment agreement is at the same monthly amount paid for her or his medical, dental and vision insurance in 2023.

(4)

For unvested restricted common stock, the amount reflects the closing market price as reported by the NYSE on December 29, 2023, the last trading day of 2023. For unvested performance stock units, this amount is based on interim TSR performance measured as of December 31, 2023, and the closing market price as reported by the NYSE on December 29, 2023, the last trading day of 2023.

(5)

The employment agreements for each of the named executive officers contain “cut back” provisions to reduce severance benefits if an excise tax otherwise would be due and payable by them. We have assumed that no severance benefits would be cut back under the named executive officer’s employment agreement. The actual severance benefits payable to the named executive officer may be less than the amounts shown above as a result of the application of the cut back.

LTC PROPERTIES, INC.	61	2024 PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that LTC specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Executive Compensation Discussion and Analysis for 2023. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Executive Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Timothy J. Triche, MD, Chairman Cornelia Cheng David L. Gruber Boyd W. Hendrickson

Compensation Committee Interlocks and Insider Participation

The Compensation Committee in 2023 consisted of Timothy J. Triche, Cornelia Cheng, David L. Gruber, and Boyd W. Hendrickson, all of whom are independent directors. None of the members of the Compensation Committee are, or have been, officers or employees of our company. There are no “interlocks” as defined by SEC rules with respect to any member of the Compensation Committee of the Board of Directors.

LTC PROPERTIES, INC.	62	2024 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Table

The following table presents information as of April 8, 2024 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common stock based on the most recent Schedule 13D or 13G filings made by such person with the SEC pursuant to SEC rules and regulations, (2) each director and director nominee, (3) each named executive officer identified in the “Summary Compensation Table” on page 52 of this proxy statement, and (4) the current directors and executive officers as a group:

				Percent of
		Amount and Nature of		Outstanding
Beneficial Owner	Title of Class	Beneficial Ownership(1)		Shares in Class(2)
Principal Stockholders:
BlackRock, Inc.	Common Stock	7,635,904	(3)	17.6%
50 Hudson Yards
New York, NY 10001
The Vanguard Group, Inc.	Common Stock	6,603,427	(4)	15.2%
100 Vanguard Boulevard
Malvern, PA 19355
State Street Corporation	Common Stock	3,280,448	(5)	7.6%
1 Congress Street, Suite 1
Boston, MA 02114
Named Executive Officers:
Wendy L. Simpson	Common Stock	381,459		0.9%
Pamela J. Shelley-Kessler	Common Stock	162,841	(6)	*
Clint B. Malin	Common Stock	164,585		*
Directors and Director Nominees: +
Cornelia Cheng	Common Stock	10,892		*
David L. Gruber	Common Stock	9,089		*
Boyd W. Hendrickson	Common Stock	21,844		*
James J. Pieczynski	Common Stock	33,643		*
Bradley J. Preber	Common Stock	—		*
Devra G. Shapiro	Common Stock	47,243		*
Timothy J. Triche	Common Stock	39,425		*
All current directors and executive officers as a group (10 persons)	Common Stock	871,021	(6)	2.0%
*	Less than 1%
+	Does not include information concerning Ms. Simpson, for whom information is provided under the Named Executive Officers heading above.
(1)	Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.
(2)	For purposes of computing the percentages, the number of shares outstanding on April 8, 2024 was 43,412,389.
(3)

Based upon information contained in an amended Schedule 13G filed with the SEC on January 19, 2024 by BlackRock, Inc. (“BlackRock”) with respect to the ownership of our common stock as of December 31, 2023. BlackRock has sole voting power over 7,486,697 shares and sole dispositive power over 7,635,904 shares. BlackRock, Inc. is the parent company of the following

LTC PROPERTIES, INC.	63	2024 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

subsidiaries that beneficially own our common stock: Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. BlackRock Fund Advisors is the only BlackRock, Inc. subsidiary whose interest in our common stock is more than 5% of shares of our common stock outstanding.

(4)

Based upon information contained in an amended Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”) with respect to the ownership of our common stock as of December 29, 2023. Vanguard has shared voting power over 60,114 shares, sole dispositive power over 6,500,562 shares, and shared dispositive power over 102,865 shares.

(5)

Based upon information contained in an amended Schedule 13G filed with the SEC on January 29, 2024 by State Street Corporation (“State Street”) with respect to ownership of our common stock as of December 31, 2023. State Street has shared voting power over 2,751,468 shares and shared dispositive power over 3,276,448 shares. State Street is the parent company of the following subsidiaries that beneficially own our common stock: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited, and State Street Global Advisors (Japan) Co., Ltd.

(6)	Includes 1,000 shares held by spouse in an individual retirement account.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under equity compensation plans as of December 31, 2023 is as follows:

Equity Compensation Plan Information
	(a)	(b)	(c)
Number of Securities Remaining
	Number of Securities to	Weighted-Average	Available for Future Issuance
	be Issued Upon Exercise	Exercise Price of	Under Equity Compensation
	of Outstanding Options	Outstanding Options,	Plans (excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Equity compensation plans approved by security holders	5,000	$38.43	1,198,544
Equity compensation plans not approved by security holders	—	—	—
Total	5,000	$38.43	1,198,544

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.

Based solely on a review of Forms 3, 4, and 5 reports electronically filed with the SEC during or with respect to the fiscal year ended December 31, 2023 by reporting persons, and written representations from our directors and executive officers that no other reports were required, we believe that for the fiscal year ended December 31, 2023 all directors, executive officers, and persons who beneficially own more than 10% of our common stock have complied with the reporting requirements of Section 16(a), except that one report covering one transaction by Dr. Triche, was filed late.

LTC PROPERTIES, INC.	64	2024 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy that addresses related person transactions requiring disclosure under Item 404 of Regulation S-K. Under our Related Persons Transaction Policy, a related person of our company includes a director, a director nominee, an executive officer, a stockholder beneficially owning a 5% voting interest in our company, or an immediate family member of any of the foregoing. Under the policy, any transaction in which a related person has a direct or indirect material interest and where the amount exceeds $120,000 must be approved by disinterested members of the Board.

In determining whether to approve or ratify a related person transaction, the Board will take into account, whether (i) the terms are fair to our company and on the same basis generally available to an unrelated person, (ii) there are business reasons for our company to enter into the transaction, (iii) it would impair independence of an outside director, and (iv) it would present an improper conflict of interest, taking into account factors that the Board deems relevant.

Transactions with Related Persons

There were no transactions within the scope of our Related Persons Transactions Policy since the beginning of 2023, nor are any currently proposed.

LTC PROPERTIES, INC.	65	2024 PROXY STATEMENT

QUESTIONS AND ANSWERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Why am I receiving these proxy materials?
A:

This proxy statement is furnished to the stockholders of LTC in connection with the solicitation of proxies by the Board of Directors for use at its 2024 Annual Meeting of Stockholders or at any adjournment or postponement of the 2024 Annual Meeting. The approximate date on which this proxy statement and the form of proxy are first being sent to our stockholders is April 16, 2024.

Q:	Where and when will the Annual Meeting be held?
A:

The 2024 Annual Meeting will be held in a virtual-only meeting format via live webcast on Wednesday, May 22, 2024 starting at 5:00 p.m. Pacific Time.

Any adjournment, postponement, or material changes to the date, time, location, or format of the 2024 Annual Meeting will be announced via press release, posted on our website at www.LTCreit.com, and filed as additional proxy materials with the SEC.

Q:	Who may vote and attend the Annual Meeting:
A:

Stockholders of record of our common stock as of the close of business on April 8, 2024, the record date, may attend and participate in the 2024 Annual Meeting. Participation in the virtual Annual Meeting will be the same as an in-person annual meeting of our stockholders, including but not limited to the ability to ask questions during the meeting.

Our virtual Annual Meeting may be accessed by visiting www.virtualshareholdermeeting.com/LTC2024 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials.

Q:	How do I vote or ask questions during the meeting?
A:

If you attend the virtual Annual Meeting as an eligible stockholder as of the record date, you may vote your shares or ask questions during the Annual Meeting by following the instructions available on the Annual Meeting website. If you are unable to locate your control number, you may enter the site as a guest, but will not be able to vote or submit questions during the Annual Meeting. If there are any matters of individual concern to a stockholder and not of general concern to all stockholders, if a question does not relate to the purpose of the Annual Meeting, or if a question posed was not otherwise answered, such matters may be raised separately after the Annual Meeting by contacting Investor Relations at investor.relations@LTCreit.com.

Q:	Who is entitled to attend the meeting?
A:

At the close of business on April 8, 2024, there were 43,412,389 shares of common stock outstanding and eligible for voting at the 2024 Annual Meeting. Only stockholders of record at the close of business on April 8, 2024 are entitled to notice of, and to vote at, the 2024 Annual Meeting. The presence virtually or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the 2024 Annual Meeting.

LTC PROPERTIES, INC.	66	2024 PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	How may I vote?
A:

You may vote by attending and voting at the virtual 2024 Annual Meeting as described above under “Meeting,” or you may vote by submitting a proxy. The method of voting by proxy differs depending on whether (1) you are viewing this proxy statement on the internet or receiving a paper copy, and (2) you hold your shares as a record holder or in “street name.”

If you are the record holder of your common stock and you are receiving a paper copy of this proxy statement, you may vote by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you. If you do not have a postage-prepaid envelope, please mail your completed proxy card to the following address: Broadridge Corporate Issuer Solutions, 51 Mercedes Way, Edgewood, NY 11717. Voting instructions must be received by 11:59 p.m. ET on May 21, 2024.

If you hold your shares of common stock in “street name,” you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via the internet and may also permit you to submit your voting instructions by telephone. Voting instructions must be received by 11:59 p.m. ET on May 21, 2024.

Q:	What are broker non-votes?
A:

If you are a “street name” beneficial owner whose shares are held of record by a broker, the rules of the NYSE require your broker to ask you for instructions on how to vote. If you do not provide voting instructions to your broker, then your broker may only exercise discretionary authority to vote on routine matters. Of the items described in this proxy statement, routine matters consist only of Proposal 3 “Ratification of Independent Registered Public Accounting Firm.” Your broker may not exercise discretionary authority to vote on non-routine matters. This lack of discretionary authority is called a “broker non-vote.”

Of the items described in this proxy statement, non-routine matters consist of Proposal 1 “Election of Directors,” and Proposal 2 “Advisory Vote to Approve Named Executive Officer Compensation.” The effect of broker non-votes is set forth in the description of each item in this proxy statement. Despite limitations impacting broker non-votes, your broker can register your shares as being present at the 2024 Annual Meeting for purposes of determining the presence of a quorum.

Q:	What is majority voting?
A:

Our Bylaws provide for a majority voting standard for the election of directors. Under this voting standard, once a quorum has been established with respect to an election that is not contested, directors are elected by a majority of the votes cast. This means the number of shares voted for a director nominee must exceed the number of shares voted against that director nominee. Abstentions and broker non-votes are not counted as a vote cast either for or against a director nominee. If a director standing for reelection is not elected by the requisite majority of the votes cast in an uncontested election, that director must tender his or her resignation, subject to acceptance by the Board.

The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. Within 90 days of certification of the stockholder vote, the Board will publicly disclose its decision and rationale regarding whether it accepted or rejected the resignation or describe what other action it took in response to the tendered resignation. In a contested election, where the number of nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast. The election of directors at the 2024 Annual Meeting is uncontested and, therefore, the majority voting standard will apply.

LTC PROPERTIES, INC.	67	2024 PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	What are the Board’s voting recommendations?
A:

The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

◆
For the election of each of the Board of Directors’ nominees.
◆
For the approval of the compensation of the named executive officers, as disclosed in this proxy statement.
◆
For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2024.

Q:	How may I revoke my proxy?
A:

The giving of a proxy does not preclude the right to revoke the proxy or vote virtually should the stockholder giving the proxy desire to do so.

If you are a stockholder of record, you have the power to revoke your proxy at any time prior to its exercise by: (a) delivering a written statement to our Investor Relations Department that the proxy is revoked; (b) delivering to us a later-dated proxy executed by the person executing the prior proxy; or
(c) attending the 2024 Annual Meeting via live webcast and voting virtually as described above under “Meeting.”

If you hold your shares in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. Please note that to vote at the 2024 Annual Meeting via live webcast as described above under “Meeting,” and thereby act to revoke prior voting instructions, you must obtain a legal proxy issued in your name from your broker, bank or other nominee.

Q:	What browsers are supported by the virtual meeting platform?
A:

The virtual meeting platform is fully supported across browsers (Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the 2024 Annual Meeting. We encourage you to access the virtual meeting platform prior to the meeting start time. Please allow ample time for online check-in, which will begin at 4:45 p.m. Pacific Time on Wednesday, May 22, 2024. If you encounter any difficulties accessing the virtual meeting platform during the check-in time or during the Annual Meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/LTC2024.

Q:	Who will bear the costs of solicitation?
A:

The cost of the solicitation of proxies will be borne by our company. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally, by telephone, by facsimile or electronically. We will request brokers, banks, and other nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock, and will reimburse them for their expenses in doing so. We have retained the services of Georgeson LLC for a fee of $9,500, plus out of pocket expenses, to assist in the solicitation of proxies.

◆

LTC PROPERTIES, INC.	68	2024 PROXY STATEMENT

QUESTIONS AND ANSWERS

Please Vote

Whether or not you plan to attend the 2024 Annual Meeting virtually, please vote as promptly as possible.

May 22, 2024	(Pacific Time)	LTC2024	April 8, 2024
Date Wednesday May 22, 2024	Time 5:00 p.m. (Pacific Time)	Place www.virtualshareholdermeeting.com/ LTC2024	Record Date The close of business on April 8, 2024

1. To elect six directors to serve on the Board of Directors for the ensuing year and until the election and qualification of their respective successors.
2. To approve, on an advisory basis, the compensation of the named executive officers.
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2024.
4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Vote by internet	Vote by Phone – 1-800-690-6903	Vote by Mail

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Transmit your voting instructions by telephone up until 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you call and then follow the instructions.

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Voting instructions must be received by 11:59 p.m. Eastern Time on May 21, 2024.

◆

LTC PROPERTIES, INC.	69	2024 PROXY STATEMENT

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Other Matters

Other business may properly come before the 2024 Annual Meeting of Stockholders, and in that event, the proxies named will vote as recommended by the Board or, if no recommendation is given, at their own discretion. However, we have not received timely and proper notice from any stockholder of any other matter to be presented at the 2024 Annual Meeting. Our management and the Board know of no matters to be brought before the 2024 Annual Meeting other than as described in this proxy statement.

Stockholder Proposals and Nominations

Requirements for Proposals to be Considered for Inclusion in Proxy Materials. For your proposal to be considered for inclusion in the proxy statement for the 2025 Annual Meeting of Stockholders, your written proposal must be received by our Corporate Secretary at our principal executive offices no later than December 17, 2024 and otherwise comply with Rule 14a-8 under the Exchange Act governing inclusion of such proposals. Any proposal received after December 17, 2024 will be untimely. If we change the date of the 2025 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year’s 2024 Annual Meeting, your written proposal must be received a reasonable time before we begin to print and mail our proxy materials for the 2025 Annual Meeting of Stockholders.

Nominations of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials. If you intend to nominate an individual for election to the Board of Directors at the 2025 Annual Meeting of Stockholders but do not intend for such proposal to be included in the proxy statement for such meeting, our Bylaws require that, among other things, stockholders give written notice of the nomination or proposal to our Corporate Secretary at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the 2024 Annual Meeting of Stockholders. Notwithstanding the foregoing, in the event that we change the date of the 2025 Annual Meeting of Stockholders to a date that is more than 30 days before or more than 60 days after the anniversary of the meeting, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2025 Annual Meeting of Stockholders and no later than the close of business on the later of the 90th day prior to the scheduled date of the 2025 Annual Meeting of Stockholders, or the tenth day following the day on which public announcement of the 2025 Annual Meeting of Stockholders is made. Stockholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Section 1.13 and Section 2.04.3 of our Bylaws will not be acted upon at the 2025 Annual Meeting of Stockholders.

In addition, a stockholder who intends to solicit proxies in support of director nominees other than the Board’s nominees at the 2025 Annual Meeting of Stockholders must provide notice to our Corporate Secretary setting forth the information required by Rule 14a-19 under the Exchange Act no later than 60 calendar days prior to the anniversary of the 2024 Annual Meeting and otherwise comply with the requirements of 14a-19 under the Exchange Act. Pursuant to Section 2.04.7 of our Bylaws, if the stockholder fails to comply with Rule 14a-19 under the Exchange Act, the stockholder’s nominations will be disregarded and will not be acted on at the meeting.

Annual Report

We will provide, without charge, to any person solicited hereby, upon the written request of any such person, a copy of our 2023 Annual Report on Form 10-K filed with the SEC. We also will provide upon request, and upon payment of a fee to cover reasonable expenses, paper copies of any exhibit to our 2023 Annual Report on Form 10-K. Such requests should be directed to LTC Properties, Inc., Attn: Investor Relations, 3011 Townsgate Road, Suite 220, Westlake Village, CA 91361. Our Annual Report also is available on our website at www.LTCreit.com.

LTC PROPERTIES, INC.	70	2024 PROXY STATEMENT

ADDITIONAL INFORMATION

Householding

We have adopted a procedure permitted by SEC rules called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders, Proxy Statement and the accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Broadridge Corporate Issuer Solutions, at 866-708-5586.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting of Stockholders, Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, also please contact our transfer agent, Broadridge Corporate Issuer Solutions, at 866-708-5586.

“street name” beneficial owners can request information about householding from their banks, brokers, or other nominee holders of record.

By Order of the Board of Directors

Pamela J. Shelley-Kessler
Westlake Village, California April 16, 2024	Co-President, Chief Financial Officer and Corporate Secretary

LTC PROPERTIES, INC.	71	2024 PROXY STATEMENT

Appendix A

Appendix A

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

FUNDS FROM OPERATIONS EXCLUDING NON-RECURRING ITEMS(1)

(Unaudited, amounts in thousands, except per share amounts)

Year Ended
December 31, 2023
GAAP Net income available to common stockholders	$89,148
Add: Depreciation and amortization	37,416
Add: Impairment loss	15,775
Less: Gain on sale of real estate, net	(37,296)
NAREIT FFO attributable to common stockholders(1)	105,043
Add: Non-recurring items(2)	3,823
FFO attributable to common stockholders, excluding non-recurring items	108,866
Effect of dilutive securities:
Participating securities	587
Diluted FFO attributable to common stockholders, excluding non-recurring items	$109,453

Shares for basic FFO per share	41,272
Effect of dilutive securities:
Performance stock units	86
Participating securities	256
Shares for diluted FFO per share	41,614

Basic FFO excluding non-recurring items per share	$2.64
Diluted FFO excluding non-recurring items per share	$2.63
(1)

Funds From Operations (“FFO”) is a supplemental measure of a real estate investment trust’s (“REIT”) financial performance that is not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and our management and the Board use FFO as a supplemental measure of operating performance. We believe FFO is helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO facilitates like comparisons of operating performance between periods. Additionally, we believe that FFO excluding non-recurring items provides useful information because it allows investors, analysts, our management and the Board to compare our company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO excluding non-recurring items represents FFO adjusted for certain items detailed in the reconciliation. Our company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of our company; therefore, caution should be exercised when comparing our company’s FFO to that of other REITs.

(2)

Represents $3,561 of provision for credit losses related to the write-off of a note receivable in connection with a pending sale of seven properties in Texas and transition of three properties to new operators, and $1,832 of provision for credit losses reserve related to the acquisition of 11 assisted living communities accounted for as a financing receivable and two mortgage loan originations, offset by the $1,570 of prepayment fee and exit IRR related to the payoff of two mezzanine loans.

Appendix A

FUNDS AVAILABLE FOR DISTRIBUTION, EXCLUDING NON-RECURRING ITEMS

(Unaudited, amounts in thousands, except per share amounts)

Year Ended
December 31, 2023
NAREIT FFO attributable to common stockholders	$105,043
Non-cash income:
Add: Straight-line rental adjustment	2,078
Add: Amortization of lease incentives	799
Less: Effective interest income from mortgage loans	(6,739)
Net non-cash income	(3,862)

Non-cash expense:
Add: Non-cash compensation charges	8,479
Add: Provision for credit losses	5,678
Net non-cash expense	14,157
Funds available for distribution(1)	115,338
Less: Non-recurring items(2)	(1,570)
Funds available for distribution, excluding non-recurring items	113,768
Effect of dilutive securities:
Participating securities	587
Diluted FAD, excluding non-recurring items	$114,355

Shares for basic FAD per share	41,272
Effect of dilutive securities:
Performance stock units	86
Participating securities	256
Shares for diluted FAD per share	41,614

Basic FAD excluding non-recurring items per share	$2.76
Diluted FAD excluding non-recurring items per share	$2.75
(1)

Funds Available for Distribution (“FAD”) is a supplemental measure of a REIT’s financial performance that is not defined by GAAP. Investors, analysts and our management and the Board use FAD as a supplemental measure of operating performance. We define FAD as FFO excluding non-cash income and non-cash expense. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and our management and the Board use FAD as an indicator of common dividend potential.

(2)	Represents the prepayment fee and exit IRR related to the payoff of two mezzanine loans totaling $1,570.

A-2

Appendix A

ADJUSTED FUNDS AVAILABLE FOR DISTRIBUTION(1)

(Unaudited, amounts in thousands, except per share amounts)

Year Ended
December 31, 2023
NAREIT FFO attributable to common stockholders	$105,043
Non-cash income:
Add: Straight-line rental adjustment	2,078
Add: Amortization of lease incentives	799
Less: Effective interest income from mortgage loans	(6,739)
Net non-cash income	(3,862)

Non-cash expense:
Add: Non-cash compensation charges	8,479
Add: Provision for credit losses	5,678
Net non-cash expense	14,157
Funds available for distribution(2)	115,338
Less: Non-recurring items(3)	(1,570)
Funds available for distribution, excluding non-recurring items	113,768
Less: Proforma interest expense(4)	(396)
Add: Prepayment fee and exit IRR(3)	1,570
Adjusted funds available for distribution(1)	114,942
Effect of dilutive securities:
Participating securities	587
Diluted Adjusted FAD	$115,529

Shares for basic FAD per share	41,272
Less: Weighted average of shares issued during 2023(4)	(179)
Proforma shares for basic FAD per share	41,093
Effect of dilutive securities:
Performance stock units	86
Participating securities	256
Shares for diluted FAD per share	41,435

Basic Adjusted FAD per share	$2.80
Diluted Adjusted FAD per share	$2.79
(1)

Adjusted Funds Available for Distribution (“FAD”) represents FAD excluding non-recurring items adjusted to include the $1,570 prepayment fee and exit IRR, discussed below in (3), and exclude the effect of equity issuances during 2023, discussed below in (4). The inclusion of the prepayment fee and exit IRR income in the performance assessment was to reward executives for the negotiation efforts of receiving additional income from the payoff. Also, the exclusion of the effects of the equity issuance from the performance assessment was due to inherent dilution of using equity as a source of capital.

(2)

FAD is a supplemental measure of a REIT’s financial performance that is not defined by GAAP. Investors, analysts and our management and the Board use FAD as a supplemental measure of operating performance. We define FAD as FFO excluding non-cash income and non-cash expense. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and our management and the Board use FAD as an indicator of common dividend potential.

(3)	Represents the prepayment fee and exit IRR related to the payoff of two mezzanine loans totaling $1,570.
(4)

During 2023, we issued 1,658 shares of common stock for $53,777 of net proceeds under our Equity Distribution Agreements and the proceeds were used to paydown our revolving line of credit. The proforma interest expense represents the interest expense savings from paying down our revolving line of credit using proceeds from sales. Also, the weighted average of the 1,658 shares of common stock issued during 2023 is backed out to calculate basic adjusted FAD per share and diluted adjusted FAD per share.

Appendix A

DEBT TO ANNUALIZED ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION FOR REAL ESTATE(1)

(Unaudited, amounts in thousands)

Balance at
December 31, 2023
Revolving line of credit	$302,250
Term loans, net of debt issue costs: $342	99,658
Senior unsecured notes, net of debt issue costs: $1,251	489,409
Total debt	$891,317

Quarter Ended
December 31, 2023
Net income	$28,670
Less: Gain on sale of real estate, net	(16,751)
Add: Impairment loss	3,265
Add: Interest expense	12,419
Add: Depreciation and amortization	9,331
EBITDAre	$36,934
Add: Non-recurring items(2)	3,561
Adjusted EBITDAre	$40,495

Annualized Adjusted EBITDAre	$161,980

Debt to Annualized Adjusted EBITDAre	5.5x
(1)

Our management and the Board measure operating performance, liquidity, and credit strength in terms of coverage ratios. Coverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, rating and investment recommendations of REITs. Coverage ratios are based on NAREIT defined earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”), which is a financial measure not derived in accordance with GAAP. Annualized Adjusted EBITDAre is calculated as EBITDAre for the three months ended December 31, 2023 multiplied by 4 but excluding gains or losses from real estate dispositions, impairment charges and non-recurring items for the year ended December 31, 2023. Debt to Annualized Adjusted EBITDAre is our company’s total debt as a multiple of Annualized Adjusted EBITDAre. Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre are not alternatives to net income, operating income, income from continuing operations or cash flows from operating activities as calculated and presented in accordance with GAAP. You should not rely on Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre as substitutes for any GAAP financial measures. You should not consider these non-GAAP numbers in isolation, for the purpose of analyzing our financial performance, financial position or cash flows. Our company’s computation of Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre may not be comparable to non-GAAP measures reported by other REITs that do not use, or have different interpretations of Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre; therefore, caution should be exercised when comparing our company’s non-GAAP measures to that of other REITs.

(2)	Represents a $3,561 write-off of a note receivable in connection with a pending sale of seven properties in Texas and transition of three properties to new operators.

A-4

Appendix A

DEBT TO ENTERPRISE VALUE(1)

(Unaudited, amounts in thousands)

Balance at
December 31, 2023
Revolving line of credit	$302,250
Term loans, net of debt issue costs: $342	99,658
Senior unsecured notes, net of debt issue costs: $1,251	489,409
Total debt	891,317

Common stock market value(2)	1,381,854
Total market value	1,381,854

Total value	2,273,171

Add: Non-controlling interest	34,988
Less: Cash and cash equivalents	(20,286)
Enterprise value	$2,287,873

Debt to Enterprise Value	39.0%
(1)

Enterprise Value is calculated as the sum of our company’s total debt and market value of outstanding securities, less non-controlling interest, and cash and cash equivalents. Debt to Enterprise Value is our company’s total debt as a percentage of Enterprise Value. Our management and the Board measure operating performance, liquidity, and credit strength in terms of leverage ratios such as Debt to Enterprise Value. Leverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, rating and investment recommendations of REITs. Enterprise Value and Debt to Enterprise Value are not alternatives to net income, operating income, income from continuing operations or cash flows from operating activities as calculated and presented in accordance with GAAP. You should not rely on Enterprise Value and Debt to Enterprise Value as substitutes for any GAAP financial measures. You should not consider these non-GAAP numbers in isolation, for the purpose of analyzing our financial performance, financial position or cash flows. Our company’s computation of Enterprise Value and Debt to Enterprise Value may not be comparable to non-GAAP measures reported by other REITs that do not use, or have different interpretations of, Enterprise Value and Debt to Enterprise Value; therefore, caution should be exercised when comparing our company’s non-GAAP measures to that of other REITs.

(2)

At December 31, 2023, we had 43,021,591 shares outstanding. Closing price of a share of our common stock as reported on the New York Stock Exchange on December 29, 2023, the last trading day of 2023, was $32.12 per share.

Communications with the Board

◆

Stockholders and other parties interested in communicating directly with the Board or any director on board related issues may do so by submitting written correspondence addressed to:

Audit Committee Chair

LTC Properties, Inc.

3011 Townsgate Road, Suite 220

Westlake Village, CA 91361

All communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to our company.

◆

LTC PROPERTIES, INC.

3011 Townsgate Road, Suite 220

Westlake Village, CA 91361

(805) 981-8655

LTCreit.COM

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V38630-P07951 For Against Abstain For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! LTC PROPERTIES, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3. 3. Ratification of independent registered public accounting firm. 2. Advisory vote to approve named executive officer compensation. NOTE: In their discretion, the proxies named are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement therefor. 1. Election of Directors: Six directors will be elected to hold office until the 2025 Annual Meeting of Stockholders, and in each case, until their respective successors have been duly elected and qualified: LTC PROPERTIES, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW. 1a. Cornelia Cheng 1d. Bradley J. Preber 1b. David L. Gruber 1c. Boyd W. Hendrickson 1e. Wendy L. Simpson 1f. Timothy J. Triche The undersigned stockholder(s) acknowledge(s) receipt of the Notice of the Annual Meeting of Stockholders of LTC Properties, Inc. dated April 16, 2024 and a related Proxy Statement furnished by the Board of Directors, and revoking all prior proxies, hereby appoint(s) Wendy L. Simpson and Pamela Shelley-Kessler, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of LTC Properties, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 5:00 PM, PT on May 22, 2024, at www.virtualshareholdermeeting.com/LTC2024, and any adjournment or postponement thereof, and in their discretion, the proxies named are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof. SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LTC2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V38631-P07951 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at http://materials.proxyvote.com/502175. LTC PROPERTIES, INC. Annual Meeting of Stockholders May 22, 2024 5:00 PM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Wendy L. Simpson and Pamela Shelley-Kessler, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of LTC Properties, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 5:00 PM, PT on May 22, 2024, at www.virtualshareholdermeeting.com/LTC2024, and any adjournment or postponement thereof, and in their discretion, the proxies named are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side